Exhibit 10.1

EXECUTION VERSION

$185,000,000

CREDIT AGREEMENT,

dated as of April 29, 2016

among

GRUBHUB HOLDINGS INC.,

as Borrower,

GRUBHUB INC.,

as Guarantor,

CERTAIN FINANCIAL INSTITUTIONS,

as the Lenders,

and

CITIBANK, N.A.,

as Administrative Agent for the Lenders

CITIBANK, N.A.

and

BMO CAPITAL MARKETS CORP.,

as Co-Lead Arrangers and Bookrunners

- i -

- ii -

- iii -

SCHEDULES

SCHEDULE I	-	Disclosure Schedules
SCHEDULE II	-	Percentages and Amounts
SCHEDULE III	-	Guarantors Schedule
SCHEDULE IV	-	Administrative Information

EXHIBITS

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Swing Line Note
Exhibit B-1	-	Form of Borrowing Request
Exhibit B-2	-	Form of Continuation/Conversion Notice
Exhibit B-3	-	Form of Letter of Credit Issuance Request
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Pledge Agreement
Exhibit F	-	Form of Security Agreement
Exhibit G	-	Form of Guaranty
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I	-	Form of Incremental Commitment Joinder Agreement

- iv -

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 29, 2016 (this “Agreement”), by and among GRUBHUB HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”); GRUBHUB INC., a corporation organized and existing under the laws of the State of Delaware (the “Parent”); CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and BMO HARRIS BANK, N.A. (“BMOH”), each other Lender from time to time party hereto (each a “Lender” and collectively, the “Lenders”); and Citibank, acting as Administrative Agent, Swing Line Lender and L/C Issuer.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide Revolving Loan Commitments pursuant to which (a) Revolving Loans will be made by the Lenders from time to time in an aggregate principal amount at any one time outstanding not to exceed the Revolving Loan Commitment Amount; (b) Letters of Credit will be issued by each L/C Issuer from time to time in a maximum aggregate principal amount at any one time outstanding not to exceed the Letter of Credit Commitment Amount; and (c) Swing Line Loans will be made by the Swing Line Lender in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Loan Commitment Amount, provided that, in any event, the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans, together with the aggregate principal amount of all Letter of Credit Outstandings, shall not at any one time exceed the Revolving Loan Commitment Amount; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments, make such Loans and issue (or participate in) Letters of Credit, in each case for the account of the Borrower;

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1Defined Terms.  The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Account” means any “account” (as defined in Section 9-102(a)(2)(i) or 9-102(a)(2)(ii) of the U.C.C.) of any Person.

“Accounting Change” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum obtained by dividing (rounded upwards to the next nearest 1/100 of 1%) (a) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the rate per annum (rounded upward to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered Rate for deposits (for delivery on the first day of such Interest

Period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, or (ii) in the event the rates referenced in the preceding clause (i) are not available, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the offered quotation rate to major banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, by (b) an amount equal to (i) one minus (ii) the Eurodollar Reserve Requirement; provided that, if the Adjusted Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Administrative Agent” is defined in the preamble and includes each successor Administrative Agent pursuant to Section 9.5.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more of its intermediaries Controls or is Controlled by or is under direct or indirect common Control with such specified Person.

“Agreement” is defined in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of:

(a)the rate of interest announced publicly by Citibank in New York, New York, in effect on such date, as Citibank’s prime rate for loans denominated in Dollars;

(b)the Federal Funds Rate in effect on such day plus ½ of one percent; and

(c)the Adjusted Eurodollar Rate for a one month Interest Period on such day plus 2.00% (for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London, England time on such day); provided, that if the Alternate Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Any change in the Alternate Base Rate due to a change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively and without the necessity of notice being provided to the Borrower or any other Person.

“AML Legislation” is defined in Section 5.1.15.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the rules, regulations and legally enforceable requirements thereunder, the United Kingdom Bribery Act 2010 (“UK Bribery Act”) and all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties at the relevant time concerning or relating to bribery or corruption.

“Anti-Terrorism and AML Laws” means any of the following” (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations); (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations); (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations); (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations); (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56); (f) the U.S. Money Laundering Control Act of 1986, as amended; (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956; (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations); (k) any other similar United States federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war; and (l) any regulations promulgated under any of the foregoing.

“Applicable Margin” means (a) with respect to the unpaid principal amount of each Base Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Base Rate Loans”; and (b) with respect to the unpaid principal amount of each Eurodollar Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Eurodollar Rate Loans”.

Level	Consolidated Leverage Ratio	Applicable Margin For Base Rate Loans	Applicable Margin For Eurodollar Rate Loans	Unused Commitment Fee Rate
I.	Greater than or equal to 2.00:1.00	1.000%	2.000%	0.300%
II.	Greater than or equal to 1.50:1.00 but less than 2.00:1.00	0.750%	1.750%	0.250%
III.	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	0.500%	1.500%	0.225%
IV.	Less than 1.00:1.00	0.250%	1.250%	0.200%

The Consolidated Leverage Ratio that is used to compute the Applicable Margin shall be the Consolidated Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to clause (f) of Section 7.1.1; changes in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective on the first day of the month following delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (f) of Section 7.1.1.  If the Borrower shall fail to deliver a Compliance Certificate as and when required pursuant to clause (f) of Section 7.1.1, the Applicable Margin from and including the date of such required delivery, to but not including, the date the Borrower delivers to the Administrative Agent such Compliance Certificate shall conclusively be presumed to equal the relevant Applicable Margin set forth at Level I above.  In the event that (i) any financial statement delivered pursuant to clause (a) or (b) of Section 7.1.1 or any Compliance Certificate delivered by the Borrower is shown to be inaccurate; and (ii) such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (x) the Borrower shall promptly (and, in any event, within three (3) Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such period; (y) the Applicable Margin for such period shall be the corrected Applicable Margin; and (z) the Borrower shall promptly (and, in any event, within five (5) Business Days thereafter) pay to the Administrative Agent  the accrued additional interest owing as a result of the application of such increased Applicable Margin for such period.  The Applicable Margin shall be automatically increased to the Applicable Margin set forth in Level I above during all periods of time in which any Event of Default has occurred and is continuing.  Subject to the preceding sentence, until the first Compliance Certificate is delivered as provided in clause (f) of Section 7.1.1 after the Effective Date, the Applicable Margin shall conclusively be presumed to equal the relevant Applicable Margin set forth in Level IV above.

“Applicable Revolving Percentage” means, relative to any Lender, the percentage of the total Revolving Loan Commitment represented by such Lender’s Revolving Loan Commitment.  If the Revolving Loan Commitment has terminated or expired, the Applicable Revolving Percentage shall be determined based upon the Revolving Loan Commitment most recently in effect, giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1, as such certificate may be updated from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law of such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate Loan” means a Loan bearing interest at a fluctuating interest rate determined by reference to the Alternate Base Rate.

“BMOH” is defined in the preamble.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Request” means a Borrowing Request, duly executed by an Authorized Officer of the Borrower, in substantially the form of Exhibit B-1 attached hereto.

“Business Day” means (a) any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed under the Laws of, or are in fact closed in, New York, New York; and (b) relative to the making, continuing, conversion into, prepaying or repaying of any Eurodollar Rate Loan, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease” of the Borrower means any lease of real or personal property by the Borrower as lessee which in accordance with GAAP, is classified on the balance sheet of the Borrower as a capitalized lease.

“Capitalized Lease Liabilities” means all monetary obligations of the Parent and its Subsidiaries under any Capitalized Lease and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateral” shall have a meaning correlative to the definition “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Lenders, as collateral for Letter of Credit Outstandings or obligations of the Lenders to fund participations in respect of Letter of Credit Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer.

“Cash Equivalent Investment” means, at any time:

(a)any evidence of Indebtedness, maturing not more than one year after the date of issuance, issued or guaranteed by the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)Dollar denominated commercial paper (including asset-backed commercial paper) and Euro denominated commercial paper rated at least A-1 by S&P or P 1 by Moody’s, which is issued by a corporation (other than an Affiliate of any Loan Party);

(c)any certificate of deposit or bankers’ acceptance or time deposit, maturing not more than one year after such time, which is issued by a commercial banking institution that (i) is a member of the Federal Reserve System; (ii) has a combined capital and surplus and undivided profits of not less than $1,000,000,000; and (iii) has a credit rating at least A-1 by S&P or P 1 by Moody’s;

(d)any investment in money market mutual funds rated at least AAA by S&P or aaa by Moody’s; provided, that in no event may the amount invested by any such money market mutual fund in any individual issuer exceed (i) more than 5% of the total amount invested by such money market mutual fund; or (ii) $200,000,000; or

(e)any repurchase agreement that is entered into with a commercial banking institution of the stature referred to in clause (c) that is secured by a fully perfected Lien in any securities of the type described in any of clauses (a) through (c), has a maturity of not more than 90 days and a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such commercial banking institution.

“Cash Management Liabilities” means all obligations of the Parent or any of its Subsidiaries owing to any Lender or Affiliate thereof with respect to (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and depository network services) and (c) any other demand deposit or operating account relationships or other cash management services that are provided to the Parent or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“CFTC” means U.S. Commodity Futures Trading Commission.

“Change in Control” means:

(a)the failure at any time of the Parent to (i) own beneficially at least 100% of the issued and outstanding Equity Interests of the Borrower (whether voting or non-voting), on a fully diluted basis; or (ii) have and exercise voting power for the election of at least a majority of the board of directors of the Borrower, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Lender Parties pursuant to the Loan Documents);

(b)the failure of the Borrower at any time to own beneficially 100% of the issued and outstanding Equity Interests of any of its Subsidiaries (whether voting or non-voting), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Lender Parties pursuant to the Loan Documents);

(c)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of Exchange Act), excluding the Parent, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Equity Interests of the Parent; or

(d)the majority of the seats (other than vacant seats) on the board of directors or similar governing body of the Parent shall cease to be occupied by Persons (i) who were members of the board of directors or similar governing body of the Parent on the Effective Date; or (ii) who were nominated, appointed or approved by the Borrower or the Parent or the board of directors or similar governing body of the Borrower or the Parent.

“Change in Law” means the occurrence, after the Effective Date, of (a) the adoption or taking effect of any Law; (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Citibank” is defined in the preamble.

“Class” means each separate class of Lenders comprising the Lenders or the Swing Line Lender, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.

“Co-Lead Arrangers” means Citibank and BMO Capital Markets Corp., in their capacities as co-lead arrangers and book-runners.

“Collateral” means the “Collateral” or other similar term referred to in any Collateral Document and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, intellectual property security agreements, or similar agreements, and any joinders to any of the Collateral Documents delivered to the Administrative Agent pursuant to Section 7.1.8, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, Letter of Credit Commitment or Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, either (i) the Revolving Loan Commitment Amount; (ii) the Letter of Credit Commitment Amount; or (iii) the Swing Line Loan Commitment Amount.

“Commitment Termination Event” means (a) the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.3 or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is a part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Lender Party by means of electronic communications pursuant to this Section, including through the Platform.

“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer of the Parent, substantially in the form of Exhibit F attached hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the compliance of the Loan Parties with the financial covenants contained herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the sum, without duplication, for such period, of Consolidated Net Income during such periods; plus the following to the extent deducted in calculating Consolidated Net Income:  (a) Consolidated Interest Expense during such period; (b) the provision for all income, franchise and similar taxes (whether paid or deferred) of the Parent and its Subsidiaries; (c) the amortization, accretion and depreciation of expense of the Parent and its Subsidiaries during such period; (d) reasonable fees, expenses and charges related to (A) the Loans and the Loan Documents, (B) other Indebtedness permitted to be incurred by the Borrower or any other Loan Party under this Agreement, and (C) mergers, acquisitions, restructurings and dispositions permitted by this Agreement in an aggregate amount during any rolling twelve month period not to exceed 10% of Consolidated EBITDA prior to giving effect to any such add-backs; (e) stock-based compensation expenses; and (f) other expenses reducing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such period), minus the following to the extent included in calculating Consolidated Net Income:  (i) all income and franchise tax credits; and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such period).

“Consolidated Interest Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio, computed for the Rolling Period ending as of the close of such Fiscal Quarter, of:

(a)	Consolidated EBITDA for the Rolling Period ending as of such Fiscal Quarter end;

to

(b)	Consolidated Interest Expense (other than pay-in-kind interest that is added to the principal amount of the applicable Indebtedness) during such Rolling Period.

“Consolidated Interest Expense” means, for any period, the aggregate consolidated interest expense of the Parent and its Subsidiaries for such period, as determined in accordance with GAAP, including, without duplication, the portion of any Capitalized Lease Liabilities of the Parent and its Subsidiaries allocable to interest expense, all commissions, discounts and other fees charged with respect to letters of credit and bankers’ acceptance financing, the amortization of debt discounts and the net costs under Swap Agreements in respect of interest rates, and the interest portion of any deferred payment obligations, in each case paid, payable or allocable during such period.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of:

(a)	the outstanding principal amount of Consolidated Total Indebtedness as of the last day of such Fiscal Quarter end of the Parent and its Subsidiaries;

to

(b)	Consolidated EBITDA for the Rolling Period ending as of the last day of such Fiscal Quarter end.

“Consolidated Net Income” means, for any period, all amounts (exclusive of all amounts, net of tax, in respect of any extraordinary gains or losses) which, in accordance with GAAP, would be included as net income or net loss on the consolidated statements of income of the Parent and its Subsidiaries at such time; provided, however, that there shall be excluded from Consolidated Net Income, without duplication, (a) the income of any Person in which any other Person has a joint interest (other than a Subsidiary), except to the extent of the amount of dividends or other distributions that were actually paid in cash to the Parent or any of its Subsidiaries by such Person during such period; (b) the net income or net loss of any Person prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or any of its Subsidiaries; or (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of such dividends or distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of Law applicable to such Subsidiary.

“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.  For purpose of determining Consolidated Total Indebtedness, the Indebtedness of the Parent or any Subsidiary in respect of a Swap Agreement on the date of determination shall be the maximum aggregate amount (giving effect to netting agreements) that the Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the indebtedness or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person.  The principal amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 attached hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means, as the context may require (a) the making of a Loan by a Lender; or (b) the issuance of any Letter of Credit, any increase in the Stated Amount of any Letter of Credit or the extension of any Stated Expiry Date of any existing Letter of Credit, by an L/C Issuer.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions, in each case from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to clause (b) of Section 4.14, any Lender that (a) has failed to: (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, if any, shall be specifically identified in writing) has not been satisfied; or (ii) pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) became the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to clause (b) of Section 4.14) upon delivery of written notice of such determination to the Borrower and each other Lender Party.

“Deposit Account” has the meaning provided for in the U.C.C. and includes, without limitation, each bank account, lock-box account, concentration account and collateral account maintained by the Parent, the Borrower or any of their Subsidiaries.

“Deposit Account Bank” means each bank or other financial institution that has entered into a Deposit Account Control Agreement.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement, in form and substance reasonably acceptable to the Administrative Agent, executed by a Deposit Account Bank and the Borrower or other applicable Loan Party.

“Disbursement” is defined in Section 2.7.3.

“Disbursement Date” is defined in Section 2.7.3.

“Disclosure Schedule” means the Disclosure Schedule attached as Schedule I hereto, as amended, supplemented or otherwise modified from time to time by the Borrower with the consent of the Administrative Agent and the Required Lenders.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale), (b) is redeemable at the option of the holder thereof (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale), (c) provides for and requires scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees, directors, managers, officers or consultants of the Parent (or any parent company) or its Subsidiaries or by any such plan to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the Laws of any State of the United States or the District of Columbia.

“ECP Guarantor” means, with respect to any transaction under a Lender Provided Swap Agreement, a Guarantor that, at the time such transaction is entered into or, if later, when such Guarantor becomes a party to a Guaranty, is an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act (and any related regulations promulgated thereunder and the applicable rules issued by the CFTC and/or the SEC) by virtue of having total assets exceeding $10,000,000 and/or satisfying any other criteria relevant to such status under said Section 1a(18) (and related regulations).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) if this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.10(b)(iii)).

“Environmental Laws” means all Laws relating to public health and safety and protection of the environment, preservation or reclamation of natural resources, Release of any Hazardous Material or to health and safety matters, including CERCLA, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C., §§ 651 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., and any similar or implementing state or local Law.

“Equipment” has the meaning provided for in the U.C.C. and includes, without limitation, all Equipment wherever located and whether or not affixed to any real property, including all accessories, additions, attachments, improvements, substitutions and replacements thereto.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any ERISA Reportable Event with respect to a Pension Plan or Multiemployer Plan; (b) the failure by any Pension Plan or Multiemployer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) and, in the case of any Multiemployer Plan, Sections 431 and 432 of the Code, in all cases whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or Multiemployer Plan; (d) the incurrence by the Borrower or any of it ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, or the commencement of proceedings by the PBGC to terminate any Pension Plan or Multiemployer Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ERISA Reportable Event” means (a) any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the 30 day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 4043; (b) withdrawal from a Pension Plan described in Section 4063 of ERISA; (c) a cessation of operations described in Section 4062(e) of ERISA; (d) any requirement to make additional contributions or give security to any Pension Plan pursuant to Section 436 of the Code or Section 206(g) of ERISA; or (e) a  failure to make a payment required by Section 412(m) of the Code or Section 302(e) of ERISA when due.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Adjusted Eurodollar Rate.  All Eurodollar Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Loan.

“Eurodollar Reserve Requirement” means, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the F.R.S. Board) under regulations issued from time to time by the F.R.S. Board or other applicable banking regulator.  Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  For the purposes of this Agreement, Eurodollar Rate Loans shall constitute Eurocurrency liabilities and shall be subject to applicable reserve requirements without the benefit of or credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“Event of Default” is defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Foreign Subsidiary” means any Subsidiary (a) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; (b) substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries described in clause (a) of this definition; or (c) the Equity Interests of which are directly or indirectly owned by any Subsidiary described in clause (a).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.7 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender Party or required to be withheld or deducted from a payment to a Lender Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender Party being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender Party, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.13); or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Lender Party’s failure to comply with clause (g) of Section 4.6; and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Fund Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Fee Letter” means the Fee Letter, dated as of March 16, 2016, by and between Citibank, BMOH, and the Borrower.

“Financial Officer” means the president, chief financial officer and principal accounting officer, treasurer or controller of the Borrower and the Parent whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1 or otherwise.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of 12 consecutive calendar months ending on December 31.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the outstanding Letter of Credit Outstandings with respect to Letters of Credit issued by such L/C Issuer, other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Revolving Percentage of outstanding Swing Line Loans made by such Swing Line Lender, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” is means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” or “Guarantors” means the Parent and the other entities listed on the Guarantors Schedule and each direct or indirect Domestic Subsidiary subsequently acquired by the Parent.

“Guarantors Schedule” means the Guarantors Schedule attached as Schedule III hereto, as amended, supplemented or otherwise modified from time to time by the Borrower with the consent of the Administrative Agent and the Required Lenders.

“Guaranty” means the Guaranty made by the Parent under Article XI in favor of the Secured Parties and the Guaranty made by the other Guarantors in favor of the Secured Parties substantially in the form of Exhibit G attached hereto, together with each other guaranty and guaranty supplement delivered pursuant to Section 7.1.8.

“Hazardous Material” means (a) any “hazardous substance” as defined by CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) any petroleum product or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Incremental Commitment” is defined in clause (a) of Section 2.11.

“Incremental Commitment Increase Effective Date” is defined in clause (d) of Section 2.11.

“Incremental Commitment Joinder Agreement” means Incremental Commitment Joinder Agreement, substantially in the form of Exhibit I attached hereto.

“Incremental Commitment Request” is defined in clause (a) of Section 2.11.

“Indebtedness” of any Person means, without duplication:

(a)all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Loans);

(b)all obligations, contingent or otherwise, relative to the face amount of all letters of credit (including, without limitation, the Letters of Credit), whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)all obligations of such Person in the nature of Capitalized Lease Liabilities;

(d)the Termination Value of all Swap Agreements of such Person;

(e)whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of another Person;

(g)all obligations of such Person in respect of the Disqualified Equity Interests of such Person;

(h)all obligations and liabilities secured by any Lien on such Person’s property or assets, even though such Person shall not have assumed or become liable for the payment thereof;

(j)all Off-Balance Sheet Obligations of such Person; and

(k)all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer; provided, however, that to the extent any such Indebtedness is limited recourse to the Parent or any of its Subsidiaries only the amount of such Indebtedness that is recourse to the Parent or its Subsidiaries shall be included for purposes of this definition.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property Collateral” means, collectively, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral, as set forth in Item 6.14 (“Intellectual Property”) of the Disclosure Schedule, each as defined in the Security Agreement.

“Interest Period” means, relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to Section 2.4 or Section 2.5 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, or six months thereafter, in each case as the Borrower may select in its relevant notice pursuant to Section 2.4 or Section 2.5; provided, however, that:

(a)the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six (6) different dates;

(b)if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

(c)if there is no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month; and

(d)the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Maturity Date.

“Inventory” means “inventory” as defined in Section 9-102(a)(48) of the U.C.C.

“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital contribution made by such Person to any other Person (excluding Accounts generated in the ordinary course of business of such Person and loans, advances or guarantees provided by such Person to or for the benefit of its employees in connection with an employee benefit program or arrangement); (b) any Contingent Liability of such Person incurred in connection with any item described in clause (a); and (c) any Equity Interest held by such Person in any other Person.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Investment Company Act of 1940” means the Investment Company Act of 1940 (17 C.F.R. Part 270).

“IRS” means the United States Internal Revenue Service.

“Issuance Request” means an Letter of Credit Issuance Request duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-3 hereto.

“Laws” means, collectively, all statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Issuer” means Citibank, in its capacity as issuer of Letters of Credit or any successor issuer of Letters of Credit hereunder.  At the request of Citibank, another Lender or an Affiliate of Citibank may issue one or more Letters of Credit hereunder, in which event such other Lender or Affiliate shall be an L/C Issuer hereunder.

“Lender” or “Lenders” has the meaning specified in the preamble, and as the context requires, includes the Swing Line Lender.

“Lender Party” means, as the context may require, any Lender (including the Swing Line Lender), any L/C Issuer or the Administrative Agent, together with each of their respective successors, transferees and assigns.

“Lender Provided Swap Agreement” means any Swap Agreement between a Loan Party and a counterparty that at the time such Swap Agreement is entered into is a Lender or an Affiliate of a Lender.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” is defined in Section 2.1.2.  The Letter of Credit Commitment is a sub-facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.

“Letter of Credit Commitment Amount” means, on any date, $10,000,000, as such amount is reduced from time to time in accordance with Section 2.3, Section 8.2 or Section 8.3.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment for security, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement in the nature of a security interest.

“Loan” means, as the context may require, either (i) a Revolving Loan; or (ii) a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit (and any applications related thereto), the Fee Letter, the Security Agreement, the Pledge Agreement, the other Collateral Documents, the Guaranty, each Assignment and Assumption, each Deposit Account Control Agreement and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents.  Any reference in this Agreement or any other Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such other Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Party” or “Loan Parties” means, collectively, the Parent, the Borrower and each Domestic Subsidiary of the Parent or any other Person (other than any Lender Party) that has executed the Guaranty or a supplement thereto.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Material Acquisition” means any Permitted Acquisition in excess of $100,000,000.

“Material Adverse Effect” means any event or series of events (whether or not related) that could reasonably be expected to have a material adverse effect on:

(a)the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries, taken as a whole;

(b)the ability of the Parent, the Borrower or any other Loan Party to perform or pay its Obligations in accordance with the terms hereof or of any other Loan Document;

(c)the Administrative Agent’s first priority security interest (subject to any Liens permitted in Section 7.2.3) in the Collateral; or

(d)the validity or enforceability of any Loan Document or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.

“Maturity Date” means April 28, 2021.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and each applicable L/C Issuer in their sole discretion.

“Monthly Payment Date” means the last Business Day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Disposition Proceeds” means the sum of:

(a)the gross cash proceeds received by the Parent or any of its Subsidiaries (i) from any Permitted Disposition or (ii) as a result of the taking of any of their assets under the power of eminent domain, condemnation or similar proceeding (each, a “Taking”), including any cash payments received by way of a deferred payment of principal pursuant to a note or installment receivable or otherwise, but only when and as received;

minus

(b)in connection with such Permitted Disposition or Taking (i) all reasonable and customary fees and expenses paid in cash by the Parent or any of its Subsidiaries which have not been paid to the Parent, any of its Subsidiaries or any of their Affiliates; (ii) all taxes actually paid or reasonably estimated by the Parent (determined in good faith by a Financial Officer) to be payable in cash in the same year of such Permitted Disposition; and (iii) all Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) permitted by this Agreement that is payable to a Person other than the Parent, any of its Subsidiaries or any of their Affiliates, which Indebtedness is secured by the assets the subject of a Permitted Disposition or Taking and is required to be repaid (and is in fact repaid) by the holder thereof upon consummation of such Permitted Disposition or Taking.

“Net Insurance Proceeds” means the sum of:

(a)insurance proceeds that have been received on account of the loss or damage to any of the property of the Parent or any of its Subsidiaries, net of all out-of-pocket fees and expenses paid in cash by the Parent or any of its Subsidiaries (to Persons other than the Parent, any of its Subsidiaries or any of their Affiliates) in connection with the adjustment, settlement or collection of any claims;

minus

(b)all Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) permitted by this Agreement that is payable to a Person other than the Parent, any of its Subsidiaries or any of their Affiliates, which Indebtedness is secured by the property or assets the subject of the relevant insurance event and is required to be repaid (and is in fact repaid) by the holder thereof upon the occurrence of such insurance event.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means, as the context may require, either a Revolving Note or a Swing Line Note.

“Obligations” means (a) all obligations (monetary or otherwise) of the Parent, the Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post default interest and interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding referred to in Section 8.1.9, whether or not a claim for post filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrower) that are owing under this Agreement and the other Loan Documents, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due; (b) the Cash Management Liabilities; and (c) Swap Liabilities arising from any Swap Agreement that is entered into in accordance with the terms of this Agreement and at the time of entering into was between the Borrower or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand, provided that Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the OFAC, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use of property or sale of assets that creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Organizational Document” means, with respect to any Loan Party, its articles of incorporation, partnership agreement, operating agreement, bylaws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Connection Taxes” means, with respect to any Lender Party, Taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such Tax (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13).

“Parent” is defined in the preamble.

“Participant” is defined in clause (d)(i) of Section 10.10.

“Participant Register” is defined in clause (d)(ii) of Section 10.10.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Percentage” means, relative to any Lender, the percentage set forth opposite the name of such Lender on Schedule II hereto, in a duly executed Incremental Commitment Joinder Agreement or in a duly executed Assignment and Assumption, as such percentage may be adjusted from time to time pursuant to each Assignment and Assumption executed and delivered pursuant to Section 10.10.

“Permitted Acquisition” means the acquisition (including Material Acquisitions) by the Borrower or any of its Subsidiaries of all or substantially all the assets of a Person or line of business of a Person, or all or substantially all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (a) such Acquired Entity is engaged in the same or similar line of business or a business reasonably related and complementary thereto or a logical extension thereof; (b) such acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Parent, any of its Subsidiaries or any of their Related Parties; (c) the Acquired Entity shall, upon consummation of the acquisition, be owned (or, in the case of an asset purchase, such assets shall be owned) by the Borrower or a Wholly-Owned Subsidiary that is a Domestic Subsidiary of the Borrower; (d) at the time of such transaction, both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to any such acquisition and incurrence or assumption of Indebtedness in connection therewith, the Parent and its Subsidiaries, as of the end of the most recent Fiscal Quarter for which financial statements have been delivered, the Consolidated Leverage Ratio shall be less than 2.25 to 1.00; (f) immediately before and after giving effect to any such acquisition and the incurrence of Indebtedness in connection therewith, the Parent and its Subsidiaries are in compliance with the negative covenant regarding the Consolidated Interest Coverage Ratio set forth in Section 7.2.4(a) as of the end of the most recent Fiscal Quarter for which financial statements have been delivered; (g) all actions required to be taken with respect to such Acquired Entity under Section 7.1.8 shall have been taken with the required time frames; (h) satisfactory evidence of compliance with clauses (e) and (f); and (i) any other financial information, transactional information or other information reasonably requested by the Administrative Agent shall be provided to the Administrative Agent at least ten (10) days prior to the closing of any such acquisition (including, without limitation, information required pursuant to Section 5.1.15).

“Permitted Disposition” means any sale, lease, transfer or other disposition of assets (including, without limitation, Equity Interests of any Subsidiary of the Parent and Accounts) of the Parent or any of its Subsidiaries not otherwise permitted by clause (a) or (b) of Section 7.2.9; provided, however, that (a) the Borrower and each of its Subsidiaries shall receive only cash consideration therefor; (b) the aggregate fair market value of all the assets subject to such dispositions shall not exceed at any time (i) an amount equal to 10% of the total net asset value reflected on the most recent consolidated financial statement of the Parent and its Subsidiaries; or (ii) during the term of this Agreement, an aggregate amount equal to 30% of the total net asset value reflected on the most recent consolidated financial statement of the Parent and its Subsidiaries, (c); the Parent and its Subsidiaries shall have received fair value therefor; and (d) both immediately before and after giving effect to each such disposition no Default or Event of Default shall have occurred and be continuing.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that; (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of such

Refinanced Indebtedness; (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness; (c) if such Refinanced Indebtedness or any Contingent Liabilities thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Contingent Liabilities thereof are subordinated on terms no less favorable to the Lenders in any material respect; (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacing Indebtedness, except as otherwise permitted hereunder; and (e) the terms and conditions (excluding interest rates and any prepayment premium, redemption or put provisions) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness; provided that a certificate of a Financial Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions, of such Indebtedness or substantially final drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements.

“Person” means any natural person, corporation, partnership, limited liability company, firm, joint venture, association, company, partnership, trust, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in Section 10.2(c).

“Pledge Agreement” means the Pledge Agreement substantially in the form of Exhibit G attached hereto.

“Pro Rata” means (a) with respect to all payments, computations and other matters relating to any Revolving Loan or the Revolving Loan Commitment of any Revolving Lender, including any Letters of Credit or Swing Line Loans issued or participated in by each such Lender, such Lender’s Percentage with respect to the same; and (b) for all other purposes the percentage obtained by dividing (i) the Revolving Loan Commitment Amount of such Lender (or, if the Revolving Loan Commitment has been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of such Lender plus the aggregate principal amount of all participations by such Lender in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans) by (ii) the Revolving Loan Commitment Amount of all the Lenders (or, if the Revolving Loan Commitment has been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of all the Lenders plus the aggregate principal amount of all participations of all the Lenders in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans).

“Qualified Equity Interest” means any Equity Interest, other than a Disqualified Equity Interest.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Real Property Assets” means all interest (including leasehold interests) of any Loan Party in any real property, including those referred to in Item 6.10(c) (“Real Property Assets”) of the Disclosure Schedule.

“Refunded Swing Line Loans” is defined in clause (b) of Section 2.8.

“Register” is defined in clause (c) of Section 10.10.

“Reimbursement Obligation” is defined in Section 2.7.4.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material into the indoor or outdoor environment.

“Required Lenders” means, at the time any determination thereof is to be made, Non Defaulting Lenders holding more than 50% of the then aggregate unused Commitments and unpaid principal amount of the Loans and Letter of Credit Outstandings (excluding the Commitments and aggregate unpaid principal amount of Loans, Letter of Credit Outstandings and unused Commitments held by Defaulting Lenders).

“Resource Conservation and Recovery Act” means, collectively, the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, as amended, 42 U.S.C. §§6901, et seq., as in effect from time to time.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Outstandings and Swing Line Loans at such time.

“Revolving Loan Commitment” is defined in Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, $185,000,000, as such amount may, from time to time, be increased pursuant to Section 2.11 or reduced pursuant to Section 2.3, Section 8.2 or Section 8.3.

“Revolving Loan Commitment Termination Date” means the earliest of (a) April 28, 2021; (b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.3; and (c) the date on which any Commitment Termination Event occurs.  Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loans” is defined in Section 2.1.1.

“Revolving Note” means a promissory note of the Borrower that is payable to any Lender, substantially in the form of Exhibit A-1 attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Rolling Period” means, as of any date of calculation, the immediately preceding four Fiscal Quarters.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc.

“Sanctioned Country” means, at any time, any country or territory, in each case, to the extent that such country or territory itself is the subject (or becomes the subject) of any Sanctions. (at the time of this Agreement, the Crimea Region, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means any Person subject to international economic sanctions adopted, administered or enforced by the United Nations Security Council, the European Union, Canada (including any Persons subject to country specific or activity-specific sanctions administered by the Department of Foreign Affairs, Trade and Development), the United Kingdom, OFAC (including any persons subject to country-specific or activity-specific sanctions administered by OFAC and any persons named on any OFAC List), the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of State or pursuant to any other law, rules, regulations or other official acts of the United States (each of the foregoing, collectively, “Sanctions”). As of the date hereof, certain information regarding Sanctioned Persons issued by the United States can be found on the website of the United States Department of Treasury at www.treas.gov/ofac/.

“Sanctions” is defined in the definition of “Sanctioned Person”.

“Sanctions Laws” means the economic sanctions laws, regulations, rules, embargoes or restrictive measures promulgated or administered by any Governmental Authority, including without limitation the sanctions and other restrictive measures applied by OFAC, the US Department of State, the European Union (and its member states) in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union or Her Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, Lenders or Affiliates of Lenders who entered into interest rate Swap Agreements in accordance with the terms of this Agreement, Lenders or Affiliates of Lenders with Cash Management Liabilities in accordance with the terms of this Agreement, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.4, and the other Persons with Obligations owing to which are or are purported to be secured under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit F attached hereto.

“Solvent” means, when used with respect to any Person, that, as of any date of determination:

(a)the amount of the “present fair saleable value” of the assets of such Person, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the relevant state Debtor Relief Laws governing determinations of the insolvency of debtors of New York and each state where such Person is organized or has its principal place of business;

(b)such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and

(c)such Person is able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim”; and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.7).

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

“Stated Expiry Date” is defined in Section 2.7.1.

“Subsidiary” means, with respect to any Person:

(a)any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of  law or otherwise); or

(b)any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture, limited liability company or other entity, as the case may be.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Liabilities” means any and all obligations of the Parent or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired, under (a) any and all Swap Agreements; and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Citibank, acting solely in its capacity as the Lender, making Swing Line Loans, and any successor thereto in such capacity.

“Swing Line Loans” are defined in Section 2.1.3.

“Swing Line Loan Commitment” is defined in Section 2.1.3.  The Swing Line Loan Commitment is a sub facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.

“Swing Line Loan Commitment Amount” means, on any date, $10,000,000, as such amount is reduced from time to time pursuant to Section 2.3.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-2 attached hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Taking” is defined in clause (a) of the definition “Net Disposition Proceeds”.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Value” means, with respect to one or more Swap Agreements at any time, after taking into account the effect of any netting agreement relating to such Swap Agreements, the maximum aggregate amount that the Borrower or any of its Subsidiaries would be required to pay if any such Swap Agreement was terminated at such time.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Rate Loan.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“United States” or “U.S.” means the United States of America.

“Unused Commitment Fee Rate” means the applicable percentage set forth below the column entitled “Unused Commitment Fee Rate” in the table in the definition of “Applicable Margin”.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.6(g)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Permitted Refinancing Indebtedness, the effects of any amortization or prepayments made on such Permitted Refinancing Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person of which the securities (except in the case of a corporation for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each disclosure schedule and each other Loan Document.

Section 1.3Certain Rules of Construction.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer, as the context may require, to the relevant agreement as a whole, including all annexes, exhibits and schedules, and not to any particular section, subsection or clause contained in such agreement, annex, exhibit or schedule.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”, and where general words are followed by a specific listing of items, the general words shall be given their widest meaning and shall not be limited by an enumeration of specific matters; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Governmental Authority; all references to any Law shall include any amendments and successors of the same; all references to any agreement, instrument or document shall refer to each such agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on any of the foregoing as may be set forth in this Agreement); and the words “asset” and “property” shall have the same meaning and refer to tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  A Default shall be deemed to exist at all times during the period commencing on the date that such Default occurs to the date on which such Default is waived by the applicable Lender Parties as required under Section 10.1 or cured within any period of cure expressly provided for in this Agreement.  An Event of Default shall be deemed to exist at all times during the period commencing on the date that such Event of Default occurs to the date on which such Event of Default is waived by the applicable Lender Parties as required under Section 10.1.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that a senior member of management, a senior officer or a member of the board of directors or comparable body of such Loan Party has actual knowledge or awareness of a particular fact or circumstance or a senior member of management, senior officer or member of the board of directors or comparable body of such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.  For purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding”; provided that in calculating fees and interest payable hereunder, such period shall, in any event, consist of at least one full day.  Reference to “ordinary course of business” means, in respect of any transaction relating to a Loan Party, the ordinary course of such Loan Party’s business that is substantially the same as previously conducted by such Loan Party or is substantially consistent with past practice of such Loan Party, in each case undertaken by such Loan Party in good faith and not for the purpose of evading any covenant or restriction contained in this Agreement or any other Loan Document.

Section 1.4Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP, as in effect from time to time; provided that notwithstanding the foregoing, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the re-characterization of leases that would have been characterized as operating leases on the Effective Date as Capitalized Leases.  In the event that any Accounting Change shall occur that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Borrower and the Administrative Agent shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition and performance of the Parent and its Subsidiaries shall be the same after such Accounting

Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Parent, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

Section 1.5Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

ARTICLE II.
COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1Commitments.  On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans, and each L/C Issuer agrees that it will issue Letters of Credit and each Lender severally agrees that it will purchase participation interests in each such Letter of Credit, all pursuant to the Commitments described in this Section.

2.1.1Revolving Loan Commitment.  From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date, each Lender agrees to make loans (relative to such Lender, its “Revolving Loans”) to the Borrower equal to such Lender’s Percentage of the aggregate amount of the Borrowing of the Revolving Loans requested by the Borrower to be made on such day.  The commitment of each Lender described in this Section is herein referred to as its “Revolving Loan Commitment”.  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and re-borrow Revolving Loans.

2.1.2Letter of Credit Commitment.  From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date and not less than 30 Business Days prior to the Maturity Date, each L/C Issuer will issue one or more standby letters of credit (relative to such L/C Issuer, its “Letter of Credit”) for the account of the Borrower or its Domestic Subsidiaries subject to the terms and conditions contained herein and pursuant to the procedures set forth in Section 2.7. The commitment of each L/C Issuer to issue, and each Lender to participate in, each Letter of Credit described in this Section is herein referred to as the “Letter of Credit Commitment”.

2.1.3Swing Line Loan Commitment.  From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date, in reliance upon the agreements of the other Lenders set forth in Section 2.8, the Swing Line Lender may in its sole discretion make loans (relative to such Lender, its “Swing Line Loans”) to the Borrower equal to the aggregate amount of the Borrowing of the Swing Line Loans requested by the Borrower to be made on such day not to exceed at any time the Swing Line Loan Commitment Amount.  The (a) commitment of the Swing Line Lender to consider requests by the Borrower to make the Swing Line Loan and the making of such Swing Line Loans in its sole discretion, and (b) deemed irrevocable and unconditional purchase of a participation interest set out in Section 2.8 of the other Lenders is herein referred to as the “Swing Line Loan Commitment”.  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and re-borrow Swing Line Loans.

Section 2.2Lenders Not Permitted or Required To Make Credit Extensions.  No Lender shall be permitted or required to make any Loan or participate in any Letter of Credit, and no L/C Issuer shall be obligated to issue or extend any Letter of Credit, under any circumstances described below in this Section.

2.2.1Revolving Loans, Swing Line Loans and Letters of Credit.  No Borrowing of Revolving Loans or Swing Line Loans or issuance or extension of a Letter of Credit shall be made if, after giving effect thereto:

(a)the aggregate outstanding principal amount of all the Revolving Loans and Swing Line Loans, together with the aggregate principal amount of all Letter of Credit Outstandings, (i) of all the Lenders and the Swing Line Lender would exceed the Revolving Loan Commitment Amount or (ii) of any Lender would exceed such Lender’s Percentage of the Loan Commitment Amount;

(b)the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Loan Commitment Amount; or

(c)the aggregate principal amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount.

Section 2.3Voluntary Reduction of the Commitment Amounts.  The Borrower may, from time to time on any Business Day after the Effective Date, voluntarily reduce the unused amount of any remaining Commitment Amount; provided, however, that (i) all such reductions shall be made on not less than one nor more than five Business Days’ prior notice to the Administrative Agent and be permanent; (ii) any partial reduction of the unused amount of the Revolving Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000; (iii) the Revolving Loans shall have been prepaid to the extent required by Section 3.1.2; and (iv) any partial reduction of the unused amount of the Swing Line Loan Commitment shall be in a minimum amount of $500,000 and in an integral multiple of $100,000.  Any reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the then current amount of the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and Letter of Credit Commitment Amount, as the case may be, to the amount of the Revolving Loan Commitment Amount, as reduced, without any further action on the part of any Lender Party or otherwise.

Section 2.4Borrowing Procedures.

(a)Borrowing Requests.  By delivering a duly completed and executed Borrowing Request to the Administrative Agent on or before 11:00 a.m. (New York City time), on a Business Day occurring prior to the Revolving Loan Commitment Termination Date (in the case of the Revolving Loans), the Borrower may from time to time irrevocably request that (i) a Base Rate Loan be made not less than one nor more than five Business Days thereafter or that (ii) a Eurodollar Rate Loan be made not less than three nor more than five Business Days thereafter; provided, however, that (A) no Revolving Loan shall be made as a Eurodollar Rate Loan after the day that is one month prior to the Maturity Date; and (B) any request for a Base Rate Loan all the proceeds of which are used to finance any Reimbursement Obligation may be made on or before 8:00 a.m. (New York City time), on the day of the proposed Borrowing.  All (i) Base Rate Loans (other than Swing Line Loans) shall be made in a minimum amount of $1,000,000 and an integral multiple of $100,000 or, if less, in the unused amount of the applicable Commitment; and (ii) Eurodollar Rate Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $100,000.  The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.

(b)Funding by Lenders.  The Administrative Agent shall promptly notify each relevant Lender of its receipt of a Borrowing Request pursuant to clause (a), the amount required to be funded by each such Lender and when such amount must be funded.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request.  On or before 10:00 a.m. (New York City time) on such Business Day each relevant Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request.

Section 2.5Continuation and Conversion Elections.  By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect on not less than one nor more than five (5) Business Days’ notice, in the case of Base Rate Loans, and not less than three (3) Business Days (but not more than five (5) Business Days’) notice, in the case of Eurodollar Rate Loans, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 be, in the case of Base Rate Loans, converted into Eurodollar Rate Loans (for the Interest Period specified in such Continuation/Conversion Notice) or be, in the case of Eurodollar Rate Loans, converted into Base Rate Loans or continued as Eurodollar Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such Eurodollar Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that; (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders; (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Rate Loans when any Default or Event of Default has occurred and is continuing, unless the Required Lenders otherwise agree; (c) no Loans may be continued as, or be converted into, Eurodollar Rate Loans after the day that is one month prior to the Maturity Date; and (d) if the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced by payment, prepayment or conversion to be less than $1,000,000 such Eurodollar Rate Loans shall automatically convert to Base Rate Loans.

Section 2.6Funding.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Rate Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Loans in accordance with the terms of this Agreement.

Section 2.7Letters of Credit.  The Borrower may request, in accordance with the terms hereof, the issuance of a Letter of Credit for its own account, in form and substance reasonably acceptable to the Administrative Agent and the applicable L/C Issuer, at any time and from time to time while the Revolving Loan Commitment remains in effect.

2.7.1Issuance Procedures.

(a)By delivering to the relevant L/C Issuer, and, if the L/C Issuer is not Citibank, the Administrative Agent, a duly completed and executed Issuance Request, together with a duly completed application and agreement for such Letter of Credit as such L/C Issuer may specify, on or before 11:00 a.m. (New York City time) on a Business Day not less than 30 days prior to the Revolving Loan Commitment Termination Date, the Borrower may, from time to time irrevocably request, on not less than three Business Days’ notice, that such L/C Issuer issue or extend the Stated Expiry Date of, as the case may be, a Letter of Credit in such form as may be requested by the Borrower and approved by such L/C Issuer, such Letter of Credit to be used solely for the purposes described in Section 4.10.  Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of (i) one year from the date of issuance; and (ii) five (5) Business Days prior to the Maturity Date for the Revolving Loans; provided, however, that a Letter of Credit may, if requested by the Borrower, provide on terms acceptable to the Administrative Agent and each applicable L/C Issuer, for renewal for successive periods of one year or less (but not beyond five (5) Business Days prior to the Maturity Date for the Revolving Loans), unless the Administrative Agent  or such L/C Issuer shall have delivered to the beneficiary of such Letter of Credit a notice of non-renewal.  The relevant L/C Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder.  Unless notified in writing by the Administrative Agent or the Required Lenders before it issues a Letter of Credit that a Default or Event of Default exists or that the conditions precedent for issuing the same have not been established, the relevant L/C Issuer may issue the requested Letter of Credit in accordance with such L/C Issuer’s customary practices.  In the event and to the extent that the provisions of any Letter of Credit application and agreement of the Borrower conflicts with this Agreement, the provisions of this Agreement shall govern.

(b)No L/C Issuer shall be under any obligation to issue any Letter of Credit if at the time of request of such issuance any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any requirement of Law applicable to such L/C Issuer or any directive from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it.  No L/C Issuer shall be required to amend, extend or renew any Letter of Credit if at the time of the request therefor it would not be required to issue a Letter of Credit as provided in this clause.

(c)If the Administrative Agent is an L/C Issuer, it will notify the Lenders, within three (3) Business Days after the end of each calendar month, of all issuance, renewal and amendment to Letters of Credit during the preceding calendar month.  Each L/C Issuer that is not the Administrative Agent will notify the Administrative Agent promptly (and, in any event, within three (3) Business Days following the occurrence thereof) of the issuance, renewal and amendment of all Letters of Credit issued by it.

2.7.2Other Revolving Lenders’ Participation.

(a)Upon the issuance of each Letter of Credit pursuant hereto, and without further action, each Lender (other than each L/C Issuer) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Letter of Credit, including all Reimbursement Obligations with respect thereto.

(b)If either (i) any L/C Issuer makes any payment or disbursement under any Letter of Credit and the Borrower has not, in accordance with Section 2.7.3, reimbursed in full the applicable L/C Issuer with respect thereto or (ii) any reimbursement received by any L/C Issuer from the Borrower is returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to each applicable L/C Issuer its Percentage of such payment or disbursement; provided that no such payment by the Lenders shall diminish the Obligations of the Borrower under Section 2.7.3 to repay such disbursements and payments in full.  Each Lender agrees to make its required reimbursement payment not later than 4:00 p.m. (New York City time) on the Business Day that it receives a notice of payment or disbursement by the Administrative Agent or the applicable L/C Issuer (or, if any Lender receives such notice after 5:00 p.m. (New York City time) on any Business Day, prior to 10:00 a.m. (New York City time) on the next following Business Day), together with interest thereon from the date of requested prepayment until the date of such reimbursement at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first three Business Days following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.  Any Lender’s failure to make available to the applicable L/C Issuer its Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Lender’s Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Percentage of any such payment or disbursement.

(c)Each Lender (i) that has complied with its obligations under this Section shall be entitled to receive its Pro Rata share of Letter of Credit fees payable pursuant to Section 3.3.2 with respect to each relevant Letter of Credit; and (ii) if such Lender has funded a reimbursement payment as provided in clause (b) with respect to a particular Letter of Credit, its Pro Rata share of all reimbursement payments paid by the Borrower with respect thereto.

2.7.3Disbursements.  Each L/C Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such L/C Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”).  Subject to the terms and provisions of such Letter of Credit and this Agreement, such L/C Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit.  Not later than 4:00 p.m. (New York City time) on any Business Day that each relevant L/C Issuer notifies the Borrower and the Administrative Agent that it has made a Disbursement under a Letter of Credit (or, if the Borrower receives such notice after 1:00 p.m. (New York City time) on any Business Day, prior to 11:00 a.m. (New York City time) on the next following Business Day), the Borrower will reimburse the Administrative Agent, for the account of the relevant L/C Issuer and each such Lender that has made a reimbursement payment to such L/C Issuer with respect thereto pursuant to Section 2.7.2(b), for all amounts which such L/C Issuer and each such Lender have disbursed under such Letter of Credit, together with interest thereon from the Disbursement Date through the date of such reimbursement at a rate per annum applicable to Base Rate Loans that are Revolving Loans (subject to Section 3.2.2 with respect to late payments); provided, that the Borrower may request in accordance with Section 2.4 that such payment be financed with Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such reimbursement payments shall be discharged and replaced by the resulting Base Rate Loans.

2.7.4Reimbursement.  The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.7.3 to reimburse each L/C Issuer with respect to each Disbursement and, upon the failure of the Borrower to reimburse each such L/C Issuer (or if any reimbursement by the Borrower must be returned or disgorged by any such L/C Issuer for any reason), each Lender’s obligation under Section 2.7.2(b) to reimburse each such L/C Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or each such Lender, as the case may be, may have or have had against any L/C Issuer, the Administrative Agent or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit, any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit, or the existence of any Default or Event or Default; provided, however, that after paying in full its Reimbursement Obligations hereunder, nothing herein shall adversely affect the right of the Borrower or each such Lender, as the case may be, to commence any proceeding against any L/C Issuer in accordance with the last paragraph of Section 2.7.6.

2.7.5Deemed Disbursements.  Upon the occurrence and during the continuation of any Event of Default of the type described in Section 8.1.9 or, with notice from the Administrative Agent, upon the occurrence and during the continuation of any other Event of Default, the Borrower shall Cash Collateralize all the Letters of Credit Outstandings in an amount equal to 103% thereof.  Such cash collateral shall be held in a collateral account under the sole dominion and control of the Administrative Agent as collateral security for the Obligations, all on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.  Moneys in such collateral account shall be applied by the Administrative Agent to reimburse each L/C Issuer for Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

2.7.6Nature of Reimbursement Obligations.  The Borrower and, to the extent set forth in Section 2.7.2, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  No L/C Issuer shall be responsible for, nor shall any of the obligations of the Borrower or any Lender with respect to any Letter of Credit be affected by, any of the following:

(a)the form, validity, sufficiency, accuracy, genuineness or legal effect of any Loan Document, any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)the failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopier, telex or otherwise;

(e)any loss or delay in the transmission or otherwise of any document or draft required in order;

(f)any other act or omission to act or delay of any kind of the L/C Issuers, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder; or

(g)the existence of any Default or Event of Default, or the termination of the Commitments.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the L/C Issuers, the Administrative Agent or any Lender hereunder.  In furtherance of the foregoing, neither the Administrative Agent nor any L/C Issuer or Lender shall have any liability or responsibility by reason of, or in connection with, the form, validity issuance, transfer, payment, nonpayment or any other transaction related to any Letter of Credit, provided the foregoing shall not excuse any L/C Issuer from liability to the Borrower or the Lenders to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and the Lenders to the extent permitted by applicable Law) suffered by the Borrower, the Administrative Agent or the Lenders that are caused by such L/C Issuer’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised reasonable care in each such determination.  Without limiting the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, each L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.7.7International Standby Practices.  The International Standby Practices 1998 ISP 98 published by the Institute of International Banking Law & Practice most recently at the time of issuance of any standby Letter of Credit shall apply to each such Letter of Credit.

Section 2.8Swing Line Loans.

(a)Borrowing Requests.  By utilizing a form of electronic communication that has been approved by the Administrative Agent and the Swing Line Lender the Borrower may irrevocably request, on or before 2:00 p.m. (New York City time) on any Business Day a proposed Swing Line Loan is to be made, that Swing Line Loans be made by the Swing Line Lender in any minimum amount.  Notwithstanding Section 3.2.1(a), all Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Rate Loans.  Promptly following confirmation from the Administrative Agent to the Swing Line Lender that all the conditions for making a Swing Line Loan have been satisfied, the proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by its close of business on the Business Day in which it receives such confirmation from the Administrative Agent, to the Borrower, by wire transfer in accordance with the written instructions provided to the Swing Line Lender by the Borrower.   Upon the making of any Swing Line Loan, and without further action, each Lender (other than the Swing Line Lender) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Swing Line Loan.

(b)Refinancing Swing Line Loans.

(i)If:

(1)requested at any time by the Swing Line Lender (as communicated to the Administrative Agent and the Borrower) in its sole discretion;

(2)any Swing Line Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan be made; or

(3)any Default or Event of Default shall occur and be continuing;

then in each case, each Lender (other than the Swing Line Lender) irrevocably agrees that it will, promptly following notice from the Administrative Agent to the Lenders of the occurrence of any of the events referred to in the preceding clauses (1) through (3) (which notice the Administrative Agent agrees to provide promptly for and on behalf of the Swing Line Lender), make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”).  On or before 10:00 a.m. (New York City time) on the first Business Day following the occurrence of one of the foregoing (provided that if any Lender shall receive such notice at or prior to 10:00 a.m. (New York City time) on a Business Day such funding shall be made by such Lender on or before 2:00 p.m. (New York City time) on such Business Day), each such Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans.  At the time the aforementioned Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Percentage of the aggregate principal amount of the Refunded Swing Line Loans.  Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding under such Lender’s Revolving Note and shall no longer be owed under the Swing Line Note.  The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of the Revolving Loans made by the Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.

(ii)If for any reason any Swing Line Loan cannot be refinanced by a Refunded Swing Line Loan in accordance with clause (i), the request for any such Refunded Swing Line Loan shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan, and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to clause (i) shall be deemed payment in respect of such participation.

(iii)In the event any Lender fails to fund when due as herein provided its Refunded Swing Line Loan or participation in any Swing Line Loan, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.  Each Lender’s obligation to make Refunded Swing Line Loans and fund its participation in any Swing Line Loan shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence  or continuance of any Default or Event of Default; (C) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (D) any breach of this Agreement or any other Loan Document by the Borrower, any Lender or the Administrative Agent; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c)Repayment of Participations.

(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)If any payment that is received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned or disgorged by the Swing Line Lender for any reason, each Lender shall pay to the Swing Line Lender its Percentage thereof promptly following a demand therefor by the Administrative Agent (which demand the Administrative Agent agrees to promptly make upon the request of the Swing Line Lender), plus interest thereon from the date of such demand to the date such amount is returned to the Swing Line Lender, at a rate per annum equal to the greater of (x) the Federal Funds Rate; or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first

Business Day following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.

Section 2.9Notes.  Each Lender’s Loans under a Commitment shall, if requested by such Lender, be evidenced by a Note payable to the order of such Lender in a principal amount equal to such Lender’s Percentage of the original Commitment Amount.  Each Lender shall record in its records the outstanding amount owing pursuant to its Notes; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Loan Party.  Such notations shall be conclusive and binding on the Borrower absent manifest error.

Section 2.10Cashless Settlement.  Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

Section 2.11Increase in Commitment.

(a)Request for Increase.  If no Default or Event of Default has occurred and is continuing the Borrower may, from time to time, request (each an “Incremental Commitment Request”) by delivering a notice to the Administrative Agent (who shall promptly notify the Lenders of the substance thereof) that the Revolving Loan Commitment Amount be increased by an aggregate amount (for all such requests) not exceeding $30,000,000 (each such increase, an “Incremental Commitment”); provided that (i) each such Incremental Commitment Request shall request an increase in a minimum amount of $10,000,000 (or, if less, the remaining portion of such of total amount) and integral multiples of $5,000,000 in excess thereof; and (ii) the Borrower may not submit more than two (2) Incremental Commitment Requests during the term of this Agreement.  The notice by the Administrative Agent to the Lenders describing each Incremental Commitment Request shall specify the time period (to be determined by the Borrower in consultation with the Administrative Agent but in no event to be less than fifteen (15) Business Days from the date of delivery by the Borrower of the applicable Incremental Commitment Request to the Administrative Agent) within which each Lender is required to inform the Administrative Agent whether such Lender intends to provide any portion of the applicable Incremental Commitment.

(b)Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within the required time period whether or not it agrees to provide any portion of the applicable Incremental Commitment and, if so, shall specify the amount of such Incremental Commitment it desires to be allocated to it.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment Amount.  Each determination by a Lender to provide a portion of an Incremental Commitment shall be made by it in its sole and absolute discretion.

(c)Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each Incremental Commitment Request.  To achieve the full amount of the Incremental Commitment specified in the applicable Incremental Commitment Request, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) the Borrower may obtain the agreement of additional Eligible Assignees to become Lenders pursuant to an Incremental Commitment

Joinder Agreement.  Each such Eligible Assignee shall, as a condition to participating in any Incremental Commitment, be required to deliver all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to clause (e) of Section 4.6 and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement.

(d)Effective Date and Allocations.  If the Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of each such increase (each an “Incremental Commitment Increase Effective Date”) and the final allocation of each Incremental Commitment.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the applicable Incremental Commitment Increase Effective Date.

(e)Conditions to Effectiveness of Increase.  As a condition precedent to the occurrence of each Incremental Commitment Increase Effective Date, the Borrower shall deliver to the Administrative Agent a certificate dated as of the applicable Incremental Commitment Increase Effective Date (in sufficient copies for each Lender) and signed by a Financial Officer (i) certifying and attaching the resolutions adopted by the Borrower approving the applicable Incremental Commitment; and (ii) certifying that, before and after giving effect to the applicable Incremental Commitment, (A) the representations and warranties of the Loan Parties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Incremental Commitment Increase Effective Date; provided, that such representations and warranties (x) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (y) shall be true and correct in all respects if they are qualified by a materiality standard; (B) no Default or Event of Default shall have occurred and be continuing; (C) for the most recently completed Rolling Period prior to the applicable Incremental Commitment Increase Effective Date, the Borrower is in compliance with the covenants set forth in clauses (a) and (b) of Section 7.2.4 before and after giving pro forma effect to the Credit Extensions to be made on the Incremental Commitment Increase Effective Date (to the extent the Borrower is requesting a Credit Extension on the Incremental Commitment Increase Effective Date), which compliance shall be evidenced by the due completion, execution and delivery of a Compliance Certificate; provided that, in the event the initial Credit Extension hereunder is requested after the Incremental Commitment Increase Effective Date, the Borrower shall be required to fulfill all conditions precedent set forth in Section 5.2 with respect to such Credit Extension, and to provide a certificate for the most recently completed Rolling Period prior to the date of such Credit Extension with respect to an Incremental Commitment that the Borrower is in pro forma compliance with the covenants set forth in clauses (a) and (b) of Section 7.2.4 (before and after giving pro forma effect to such Credit Extension); and (D) all reasonable fees and out-of-pocket expenses (including any accrued fees and out-of-pocket expenses) of each Lender providing such Incremental Commitment and Citibank in its capacity as Administrative Agent have been paid in full.

(f)Terms of Incremental Commitment.  The terms and provisions of the Revolving Loans comprising each Incremental Commitment shall be documented solely as an increase to the Commitments without any change of terms to this Agreement and shall (i) rank pari passu in right of payment and of security with, and shall have the same guarantees as the existing Loans; (ii) have a maturity date that is not earlier than the Maturity Date of the applicable Class of Loans being increased; (iii) have a rate of interest as set forth in each applicable Incremental Commitment Joinder Agreement; provided, however that, with respect to any Class of the Loans, if the interest rate margin is greater than the interest rate margin on the existing Loans of such Class, the interest rate margin on the existing

Loans of such Class shall be increased so as to equal the interest rate margin applicable to the Revolving Loans of such Class comprising such Incremental Commitment; and (iv) otherwise be treated the same as, and not be entitled to any additional benefits than or impose any more obligations than, the existing Loans.

(g)Notes.  Any existing Lender that has a Note and participates in any Incremental Commitment shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrower, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder.  Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Revolving Loans it is required to fund pursuant to the terms of this Section.

(h)Percentage Adjustment.  The Borrower and the Lenders authorize the Administrative Agent to ratably adjust the Percentage of each or Lender in order to give effect to any Incremental Commitment with respect to the Revolving Loan Commitment.  Upon a Lender providing any Incremental Commitment, each other Lender in the same Class as such Lender that does not participate in such Incremental Commitment shall have its Percentage reduced on a pro rata basis such that the total Percentage of all Lenders of such Class shall remain 100%.

(i)Incremental Revolver Prepayment.  If the Borrower shall increase the Revolving Loan Commitment Amount pursuant to this Section it shall prepay any Revolving Loans that are outstanding on the date of such increase (and pay any amounts required pursuant to Section 4.4) to the extent necessary to keep the outstanding Revolving Loan ratable with any revised Percentages as provided in clause (b) that arise from any non-ratable increase in the Revolving Loan Commitment Amount.

ARTICLE III.
PAYMENTS, INTEREST AND FEES

Section 3.1Repayments and Prepayments.  The Borrower shall repay in full the unpaid principal amount of each Loan on the Maturity Date therefor and pursuant to Section 8.2 and Section 8.3.  Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section.

3.1.1Voluntary Prepayments.  Prior to the applicable Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:

(a)any such prepayments shall be made Pro Rata among Loans of the same Class and, if applicable, having the same Interest Period of all the applicable Lenders;

(b)all such voluntary prepayments shall require (i) in the case of Eurodollar Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) not less than three (3) Business Days in advance of any prepayment thereof; and (ii) in the case of Base Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on the Business Day of any prepayment thereof; and

(c)all such voluntary partial prepayments shall be (i) in the case of Revolving Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 or, if less,

the aggregate principal amount of Revolving Loans outstanding hereunder, or (ii) in the case of Swing Line Loans, in any minimum.

3.1.2Mandatory Repayments and Prepayments.

(a)Excess Outstandings.  The Borrower shall, on each date (i) when the sum of (A) the aggregate outstanding principal amount of all Revolving Loans; (B) the aggregate outstanding principal amount of all Swing Line Loans; and (C) the aggregate outstanding principal amount of all Letter of Credit Outstandings exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time), first, prepay all the Swing Line Loans until they have been paid in full, and if after such repayment such sum continues to exceed the Revolving Loan Commitment Amount (as it may be reduced from time to time), second, repay the outstanding Reimbursement Obligations until they have been paid in full, and if after such repayment such sum continues to exceed the Revolving Loan Commitment Amount (as it may be reduced from time to time), third, prepay the Revolving Loans until they have been paid in full and, if after such repayment such sum continues to exceed the Revolving Loan Commitment Amount (as it may be reduced from time to time), fourth, Cash Collateralize all remaining Letters of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings, on terms, pursuant to documentation, and in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer; and (ii) when the aggregate outstanding principal amount of all the Swing Line Loans exceeds the Swing Line Loan Commitment Amount (as it may be reduced from time to time), make a mandatory prepayment of the Swing Line Loans, in each case in an aggregate amount equal to such excess.

(b)Mandatory Prepayments from Certain Sources.  The Borrower shall, on the date of receipt by the Parent, the Borrower or any of their Subsidiaries of any

(i)Net Disposition Proceeds not received in the ordinary course of business; or

(ii)Net Insurance Proceeds, in each case in excess of $10,000,000, apply 75% of all such  Net Disposition Proceeds and such Net Insurance Proceeds, as applicable, to:

(1)first, make a mandatory prepayment of the Swing Line Loans;

(2)second, if all Swing Line Loans have been paid in full, repay outstanding Reimbursement Obligations;

(3)third, if all Swing Line Loans and outstanding Reimbursement Obligations have been paid in full, make a mandatory prepayment of the Revolving Loans; and

(4)fourth, if all Swing Line Loans, outstanding Reimbursement Obligations and Revolving Loans have been paid in full, cash collateralize all other Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings, on terms, pursuant to documentation and in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer.

(5)The Borrower shall deliver to the Administrative Agent (i) not later than two (2) Business Days prior to the time of each prepayment required under this Section a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment, and (ii) notice of each mandatory prepayment on or before 10:00 a.m. (New York City time) one Business Day in advance of such prepayment.

(c)Maturity Date. On the Maturity Date, the Borrower shall (i) repay in full the then aggregate outstanding principal amount of the Revolving Loans and Reimbursement Obligations and (ii) Cash Collateralize all other Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings, on terms, pursuant to documentation and in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer.

(d)Acceleration.  The Borrower shall, immediately upon any acceleration of the Maturity Date of any Loans or Letter of Credit Outstandings pursuant to Section 8.2 or Section 8.3, (i) repay all (or if only a portion is accelerated thereunder, such portion of) the Loans and Reimbursement Obligations then outstanding and (ii) Cash Collateralize all other Letter of Credit Outstandings.

3.1.3Application of Prepayments, etc.

(a)Each prepayment of any Loans made pursuant to this Section shall be applied, to the extent of such prepayment, first, to the prepayment of Base Rate Loans and, second, to the prepayment of Eurodollar Rate Loans.

(b)Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty but subject to Section 4.4.

Section 3.2Interest Provisions.  Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section.

3.2.1Rates.  Subject to Section 2.4, Section 2.5 and Section 2.8, the Borrower may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, that Loans comprising a Borrowing accrue interest at a rate per annum:

(a)on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

(b)on that portion maintained from time to time as a Eurodollar Rate Loan (except in the case of Swing Line Loans), during each Interest Period applicable thereto, equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Margin.

3.2.2Post Default Rates.  Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay, but only to the extent permitted by applicable Law, interest (after as well as before judgment) on the Obligations at a rate per annum equal to, in the case of Loans, Letter of Credit Outstandings and other amounts due under this Agreement or under any other Loan Document, the rate that would be applicable to a Base Rate Loan plus 2% per annum from the date of such nonpayment until such amount is paid in full (in any such case, after as well as before judgment);

provided that no interest at such default rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

3.2.3Payment Dates.  Interest accrued on each Loan shall be paid as follows:

(a)on the Maturity Date therefor;

(b)on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)with respect to Base Rate Loans, on each Monthly Payment Date;

(d)with respect to Eurodollar Rate Loans, on the last day of each applicable Interest Period; provided, however, that if an Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be an interest payment date; and

(e)on that portion of any Loans the Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Section 3.3Fees.  The Borrower agrees to pay the fees set forth in this Section.  All such fees shall be non-refundable.

3.3.1Unused Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Lender (other than any Defaulting Lender), for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, an unused commitment fee at the rate per annum equal to the Unused Commitment Fee Rate on such Lender’s Percentage of the average daily unused portion of the Revolving Loan Commitment Amount. Such unused commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.  The unused commitment fee shall be calculated quarterly in arrears, and if there is any change in the Unused Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Unused Commitment Fee Rate separately for each period during such quarter that such Unused Commitment Fee Rate was in effect.  For purposes of calculating the unused commitment fee the making of Swing Line Loans by the Swing Line Lender shall not constitute the usage of the Revolving Loan Commitment.

3.3.2Letter of Credit Fee.  The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Lender, a Letter of Credit fee in an amount equal to the then Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans (whether or not Eurodollar Rate Loans are actually outstanding) multiplied by the average daily principal amount of Letter of Credit Outstandings of each such Letter of Credit, such fee shall be calculated quarterly in arrears and shall be paid by the Borrower in arrears on each Quarterly Payment Date (commencing with the first Quarterly Payment Date following the Effective Date) and on the expiry date of each such Letter of Credit.  The Borrower further agrees to pay to each L/C Issuer with respect to each of its newly issued or re-issued Letters of Credit (a) a fronting fee equal to 0.250% of the face amount of such Letter of Credit; and (b) all related costs, expenses and processing charges.

Section 3.4Administrative Agent’s Fees, etc.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts, on the dates and in the manner and subject to limitations set forth in the Fee Letter.

ARTICLE IV.
YIELD PROTECTION, TAXES AND RELATED PROVISIONS

Section 4.1Eurodollar Rate Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Eurodollar Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such Law or assertion.

Section 4.2Inability to Determine Rates.  If the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders or do not adequately cover the costs of such Lenders of making or maintaining Eurodollar Rate Loans or calculating the same then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.4 and Section 2.5 to make or continue any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 4.3Increased Costs, Generally.  If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer (except any reserve requirement reflected in the Eurodollar Reserve Requirement);

(b)subject any Lender or any L/C Issuer to any Taxes (other than (i) Indemnified Taxes; (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”; and (iii) Connection Income Taxes on its Credit Extensions or Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); or

(c)impose on any Lender, any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement (other than Taxes), any Loan or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such L/C Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer for such additional costs incurred or reduction suffered.  A certificate of such Lender or such L/C Issuer delivered to the Borrower (with a copy to the Administrative Agent) as to such additional amount or amounts that are necessary to compensate such Lender or such L/C Issuer as aforesaid shall, absent manifest error, be conclusive and binding on the Borrower and shall be payable within 10 days after receipt thereof by the Borrower.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.4Funding Losses.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

(a)any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.5, Section 3.1, Section 4.1, Article VIII or otherwise;

(b)any Loans not being made as Eurodollar Rate Loans in accordance with the Borrowing Request therefor;

(c)any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the Continuation/Conversion Notice therefor; or

(d)the operation of Section 4.13;

then, upon the notice of such Lender to the Borrower setting forth in reasonable detail the basis therefor (with a copy to the Administrative Agent), the Borrower shall promptly (and, in any event, within three (3) Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.  For the purpose of calculating the amount or amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of the amount or amounts payable under this Section.

Section 4.5Increased Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any lending office of such Lender or such L/C Issuer or such Lender or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender or such L/C Issuer’s capital or on the capital of such Lender or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or such L/C Issuer or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, to a level below that which such Lender or such L/C Issuer or such Lender or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender or such L/C Issuer’s policies and the policies of such Lender or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender or such L/C Issuer’s holding company for any such reduction suffered.  A certificate of a Lender or an L/C Issuer delivered to the Borrower (with a copy to the Administrative Agent) as to any such additional amount or amounts or reduced returns shall, absent manifest error, be conclusive and binding on the Borrower, and shall be payable within 10 days after the receipt thereof.  In determining such amount, each Lender or each L/C Issuer may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.6Taxes.

(a)Defined Terms.  For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Lender Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender Party or required to be withheld or deducted from a payment to such Lender Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.10 relating to the maintenance of a Participant Register; and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the

Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.6(g)(ii)(A), 4.6(g)(ii)(B) and 4.6(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3,IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.7Payments, Interest Calculations, etc.

(a)Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrower pursuant to or in respect of this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the Pro Rata account of the Lender Parties entitled to receive such payment, provided, however, that all payments with respect to the Swing Line Loans shall be made only to the Swing Line Lender.  All such payments required to be made to the Administrative Agent or the Swing Line Lender (in the case of the Swing Line Loans), as the case may be, shall be made without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent and the Swing Line Lender (in the case of the Swing Line Loans) on the next succeeding Business Day and any applicable interest shall continue to accrue thereon.  The Administrative Agent shall promptly remit (and, in any event, on the same Business Day if received by the Administrative Agent is so received on or prior to 11:00 a.m. (New York City time)) in same day funds to each Lender Party its share, if any, of such payments received by the Administrative Agent for the account of such Lender Party.

(b)All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on Base Rate Loans, 365 days or, if appropriate, 366 days).  If a Loan is repaid on the same day it is made one day’s interest shall be charged.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period” with respect to Eurodollar Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

Section 4.8Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.9Setoff.  If any Event of Default shall have occurred and be continuing, each Lender or L/C Issuer and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or L/C Issuer or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of any such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, L/C Issuer or Affiliate, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Lender Parties, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender or L/C Issuer and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or its Affiliates may have.  Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 4.10Use of Proceeds.

4.10.1The Borrower shall apply, subject to any other restrictions contained herein, all the proceeds of the Loans to (a) fund the working capital needs of the Borrower and the other Loan Parties (excluding the Parent); (b) pay for Permitted Acquisitions contemplated from time to time; (c) pay for Restricted Payments permitted pursuant to Section 7.2.6, including to the Parent as specifically permitted thereby; (d) pay all fees, commissions and expenses relating to the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document; and (e) finance other general corporate purposes of the Loan Parties (excluding the Parent) not in contravention of any Law or of any Loan Document.

4.10.2Neither the Parent nor any of its Subsidiaries will, directly or indirectly, use the proceeds of any Loans or any Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with (x) any Sanctioned Person that, at the time of such funding or facilitation; or (y) in any Sanctioned Country; (ii) in any other manner that will result in a violation of applicable Anti-Terrorism and AML Laws, Anti-Corruption Laws, or Sanctions by any Person (including any Lender Party participating in any transactions contemplated hereby or thereby are consummated).

Section 4.11Funding and Payment Reliance, etc.

(a)Unless the Administrative Agent shall have received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date in accordance with clause (b) of Section 2.4 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made its share of the applicable Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at:

(i)in the case of a payment to be made by such Lender, (1) for the first three (3) Business Days after such payment was due, the greater of (x) the Federal Funds Rate; and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and (2) thereafter, at the interest rate applicable to Base Rate Loans; and

(ii)in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  Nothing in this Section or otherwise set forth in this Agreement or any other Loan Document shall require the Administrative Agent or any Lender to advance funds on behalf of any other Lender, relieve any Lender from its obligation to fulfill its commitments hereunder or prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of its failure to advance such funds.

(b)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the greater of (x) the Federal Funds Rate; or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such demand, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.

Section 4.12Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.3 or Section 4.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.3, Section 4.5 or Section 4.6, as the case may be, in the future; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4.13Replacement of Lenders.  If:

(a)any Lender requests compensation under Section 4.3 or Section 4.5,

(b)the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12,

(c)any Lender is a Defaulting Lender, or

(d)any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.3 or Section 4.6) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in clause (b) of Section 10.10;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 4.3 or Section 4.5 or payments required to be made pursuant to Section 4.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 4.14Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or

Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.16; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and (ii) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Letter of Credit Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share; and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)Each Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.3.1 for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (i) the outstanding principal amount of the Revolving Loans funded by it and (ii) its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.16.

(B)Each Defaulting Lender shall be entitled to receive a Letter of Credit fee pursuant to Section 3.3.2 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.16.

(C)With respect to any commitment fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swing Line

Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below; (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender; and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that (A) the conditions set forth in Section 5.2 were satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment.  Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral; Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (B) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.16.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Loan Commitments (without giving effect to clause (a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Non-Defaulting Lender having been a Defaulting Lender.

Section 4.15New Swing Line Loans and Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan (which determination shall be conclusive and binding absent manifest error); and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 4.16Cash Collateral by the Borrower.

(a)At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.14(a)(v) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Outstandings, to be applied pursuant to clause (c) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person, other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 4.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender); or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 4.14, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and, provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE V.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 5.1Conditions to Effective Date. The effectiveness of this Agreement is subject to the condition that each of the conditions precedent set forth in this Section be satisfied in a manner acceptable to each Lender Party.  There shall be delivered to the Administrative Agent, on behalf of each Lender Party, a sufficient number of originally executed counterparts or copies, as the case may be, of each of the items set forth below.

5.1.1Agreement.  The Administrative Agent shall have received this Agreement, duly executed and delivered by each Lender, the Administrative Agent, and an Authorized Officer of Borrower and the Parent.

5.1.2Officer’s Certificates; Organizational Documents; Good Standing Certificates.  The Administrative Agent shall have received from each Loan Party a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to:

(a)resolutions of its board of directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

(b)each Organizational Document of each Loan Party; provided that the Borrower shall deliver, with respect solely to the Organizational Documentation of MEALPORT LAS LLC, a certified copy of such Organizational Documentation on a date not later than 20 days after the Effective Date (the failure of the Borrower to deliver a certified copy of such Organizational Documentation on or prior to such 20 day extension shall constitute an immediate Event of Default); and

(c)the incumbency and signatures of each officer (including each Authorized Officer and Financial Officer) of each such Loan Party that is authorized to act with respect to each Loan Document executed by it, upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the relevant Loan Party canceling or amending such prior certificate.  In addition, the Administrative Agent shall have received good standing certificates for each jurisdiction in which each Loan Party is organized that affirms the good standing of each of such Loan Party; provided that the Borrower shall deliver, with respect solely to the good standing certificate of MEALPORT SAN LLC, such good standing certificate on a date not later than 20 days after the Effective Date (the failure of the Borrower to deliver such Organizational Documentation on or prior to such 20 day extension shall constitute an immediate Event of Default).

5.1.3Delivery of Notes.  The Administrative Agent shall have received, for the account of each Lender that has requested a Note, its Swing Line Note and Revolving Note in an amount equal to such Lender’s applicable Commitment Amount, each dated the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower.

5.1.4Required Consents and Approvals.  All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby and from (a) all relevant Governmental Authorities; and (b) any other Person whose consent or approval the Administrative Agent deems necessary or appropriate to effect the transactions contemplated hereby.

5.1.5Opinions of Counsel.  The Administrative Agent shall have received legal opinions, each dated the Effective Date and addressed to the Administrative Agent and all the

Lenders, from New York and local legal counsel to the Parent, the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent.

5.1.6Financial Information, etc.  The Administrative Agent shall have received a certificate of a Financial Officer attaching true and correct copies of:

(a)annual audited consolidated financial statements for the Parent and its Subsidiaries for each of their last three Fiscal Years, in each case prepared in accordance with GAAP consistently applied and free of any qualification of the type referred to in clause (a) of Section 7.1.1;

(b)quarterly unaudited consolidated financial statements for the Parent and its Subsidiaries for the three-month period ending March 31, 2016, certified by a Financial Officer of the Parent, prepared in accordance with GAAP consistently applied and subject to year-end audit adjustments and the absence of footnotes;

(c)a pro forma balance sheet for the Parent and its Subsidiaries, certified by a Financial Officer of the Parent, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents; and

(d)projections for the Parent and its Subsidiaries for the period from the Effective Date through the Maturity Date, certified by a Financial Officer, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, which projections shall be prepared on an annual basis.

5.1.7Evidence of Insurance. The Administrative Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4.

5.1.8Guaranty.  The Administrative Agent shall have received the Guaranty, dated as of the date hereof, duly executed by an Authorized Officer of each Domestic Subsidiary of the Parent (other than the Borrower).  The Parent shall have duly executed by an Authorized Officer the Guaranty of the Parent contained in Article XI of this Agreement.

5.1.9Pledge Agreement, Pledged Property, Documents, etc.  The Administrative Agent shall have received (i) the Pledge Agreement, dated as of the date hereof, duly executed by an Authorized Officer of the Parent, the Borrower and each of their Subsidiaries (other than any Excluded Foreign Subsidiary); (ii) original certificates (if any) evidencing all of the issued and outstanding Equity Interests required to be pledged pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant pledgor; provided that the Borrower shall deliver, with respect solely to the Equity Interests of Seamless Europe, Ltd., any documents required pursuant to this sub-clause (ii) on a date not later than 20 days after the Effective Date (the failure of the Borrower to deliver any such documents on or prior to such 20 day extension shall constitute an immediate Event of Default); and (iii) the original promissory notes evidencing intercompany Indebtedness required to be pledged pursuant to the terms of the Pledge Agreement, duly endorsed in blank by each relevant pledgor in favor of the Administrative Agent for the benefit of the Secured Parties.

5.1.10U.C.C. Search Results, etc.  The Administrative Agent shall have received:

(a)U.C.C. search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Effective Date, listing all effective U.C.C. financing statements, federal and state tax Liens, and judgment Liens which name the Parent, the Borrower or any other Loan Party, as the debtor, and which are filed in each jurisdiction in which U.C.C. filings are to be made pursuant to this Agreement or the other Loan Documents and any other appropriate jurisdictions, together with copies of such financing statements (none of which (other than any Liens permitted under this Agreement and Liens to be terminated on or prior to the Effective Date) shall cover any of the Collateral); and

(b)with respect to all the Intellectual Property Collateral, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent of any patents, trademarks or copyrights form a part of the Collateral.

5.1.11Security Agreement, Filings, etc.  The Administrative Agent shall have received the Security Agreement dated as of the date hereof, duly executed by an Authorized Officer of the Parent, the Borrower and each of their Subsidiaries (other than any Excluded Foreign Subsidiary), together with (i) U.C.C.-1 financing statements naming the Parent, the Borrower and each of the other Loan Parties, as the case may be, as the debtor and the Administrative Agent for the benefit of the Secured Parties, such U.C.C. financing statements to be filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, appropriate to perfect the first priority security interest of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement; and (ii) delivery of appropriate trademark, copyright and patent security agreements or supplements to be filed with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant.

5.1.12Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to it, duly executed by a Financial Officer of the Parent on behalf of the Parent and each of its Subsidiaries, dated the Effective Date.

5.1.13[Reserved].

5.1.14Satisfactory Due Diligence.  Each Lender Party shall have completed, to its satisfaction, a due diligence analysis with respect to the business, assets, operations, condition (financial and otherwise) and prospects of the Parent and its Subsidiaries, including with respect to their ability to comply with the representations and warranties and covenants contained in this Agreement and the other Loan Documents, and their customer and vendor references.

5.1.15Patriot Act. The Administrative Agent and Lenders shall have received all documentation and other information about each Loan Party that is required by bank regulatory authorities under applicable “know your customer”, anti-terrorist financing, government sanction and anti-money laundering rules, guidelines, orders and regulations, applicable Anti-Corruption Laws and Anti-Terrorism and AML Laws, including the Patriot Act (collectively, “AML Legislation”), from each Lender subject to the Patriot Act, and the Administrative Agent (for itself and not on behalf of any Lender.

5.1.16Borrower IRS Forms.  The Administrative Agent shall have received an IRS Form W-8 or W-9 duly executed by an authorized officer of the Borrower.

5.1.17Compliance Certificate.  The Administrative Agent shall have received an initial Compliance Certificate, dated on the Effective Date and duly executed and delivered by a Financial Officer of the Borrower, evidencing (in reasonable detail and with appropriate calculation and computations in all respects satisfactory to the Administrative Agent), compliance with the covenants set forth in Section 7.2.4 for the Rolling Period ending March 31, 2016.

5.1.18Deposit Account Control Agreements, etc.  Subject to Section 7.1.10 and Section 4.9(c) of the Security Agreement, the Administrative Agent shall have received a duly executed Deposit Account Control Agreement with respect to each Deposit Account maintained by the Parent or each of the Loan Parties.

5.1.19Administrative Agent’s Closing Fees, Expenses, etc.  The Administrative Agent shall have received for its own account, and for the account of each other Lender Party, as the case may be, all costs, fees, expenses (including the reasonable fees and out of pocket expenses of legal counsel to the Administrative Agent), due and payable pursuant to Section 3.3 and, if then invoiced, Section 10.3.

Section 5.2Condition to Any Credit Extension After the Effective Date.

5.2.1The obligation of each Lender and L/C Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to the fulfillment of each of the conditions precedent set forth in this Section.

5.2.2Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension:

(a)the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date; and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and

(b)no Default or Event of Default shall have then occurred and be continuing or would result therefrom.

5.2.3Credit Extension Request, etc.  The Administrative Agent (and each relevant L/C Issuer, if a Letter of Credit is being requested) shall have received, as herein provided, a duly completed and executed Borrowing Request, if a Loan is being requested or an Issuance Request, if a Letter of Credit is being requested or extended.  Each delivery of a Borrowing Request or Issuance Request shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.2 are true and correct.

5.2.4Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to each Lender Party and its legal counsel.

5.2.5Determinations Under Section 5.1.  For purposes of determining compliance with the conditions specified in Section 5.1, each Lender and L/C Issuer shall be deemed to have consented to and approved each document or other matter required thereunder to be consented to or approved by each of them unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a notice from such Lender or L/C Issuer prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent its ratable portion of the requested Borrowing or such L/C Issuer shall not have issued the requested Letter of Credit.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

In order to induce each Lender Party to enter into this Agreement and to make Credit Extensions hereunder, Holdings and the Borrower represents and warrants to each Lender Party as set forth in this Article.

Section 6.1Organization, etc.  Each Loan Party and each of its Subsidiaries (a) (i) is a corporation, partnership or limited liability company validly organized and existing and in good standing under the Laws of the jurisdiction of its organization; and (ii) is duly qualified to do business and is in good standing as a foreign corporation or partnership in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements, accreditations and privileges, from Governmental Authorities or otherwise, to (i) enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and; (ii) own and hold under lease its property and to conduct its business substantially as currently conducted by it, except in the case of this clause (b)(ii), where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.2Due Authorization, Non Contravention, etc.  The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document executed or to be executed by it, are within each such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not:

(a)contravene or result in a default under any such Loan Party’s Organizational Documents;

(b)contravene any Law binding on any such Loan Party;

(c)violate, conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default or event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any material indenture, agreement, document or other instrument;

(d)violate, conflict with, result in a breach of, or result in the impairment, forfeiture or non-renewal of, any material permit, license, authorization, approval, entitlement, accreditation or privilege of any Governmental Authority; or

(e)result in, or require the creation or imposition of, any Lien on any such Loan Party’s properties (other than Liens in favor of the Lender Parties pursuant to any Loan Document).

Section 6.3Required Approvals.  Except as duly obtained and in full force and effect prior to (or, in the case of clause (c), substantially concurrently with the occurrence of) the Effective Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:

(a)the due execution, delivery or performance by each Loan Party of this Agreement or each other Loan Document to which it is a party;

(b)the grant by any Loan Party of the security interests, pledges and Liens granted by the Loan Documents; or

(c)the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document.

Section 6.4Validity, etc.  This Agreement constitutes, and each other Loan Document executed by the Parent, the Borrower and each other Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Parent, the Borrower and each other relevant Loan Party enforceable in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law).  Each of the Loan Documents which purports to create a security interest in favor of the Administrative Agent (on behalf of the Lender Parties) creates a valid first priority security interest (subject to Liens permitted by Section 7.2.3) in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect such security interest as a first priority security interest (subject, in the case of non-possessory security interests only, to Liens permitted by Section 7.2.3) have been duly taken.

Section 6.5Financial Condition.

(a)The balance sheets and financial statements of the Parent and its Subsidiaries delivered to the Lenders pursuant to Section 5.1.6 and Section 7.1.1 have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the Parent and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited interim financial statements are subject to normal year-end adjustments and absence of footnotes.  The pro forma balance sheet and financial statements delivered pursuant to Section 5.1.6 (i) have been prepared in good faith based on reasonable assumptions; (ii) are based on the best information available to the Parent and the Borrower (at the time delivered) after due inquiry; (iii) accurately reflect in all material respects all adjustments necessary to give effect to the Loan Documents as of the Effective Date; and (iv) subject to clause (c) of Section 6.15), present fairly, in all material respects, the pro forma financial position of the Parent and its Subsidiaries as of each relevant date.

(b)Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed in the Disclosure Schedule as of the Effective Date, neither the Parent nor any of its Subsidiaries have any material Contingent Liabilities.

Section 6.6No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2015.

Section 6.7Litigation, Labor Matters, etc.

(a)There is no pending or, to the knowledge of any Loan Party, threatened, litigation, action, proceeding or labor controversy against any Loan Party, any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, (i) with respect to any Loan Document; or (ii) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)The hours worked by and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  There are no strikes, slowdowns, labor disputes, work stoppages or controversies pending, or to the knowledge of any Loan Party threatened, among any Loan Party or any of its Subsidiaries and their employees, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.8Capitalization and Subsidiaries.  As of the Effective Date, (a) the outstanding Equity Interests in any Loan Party and its Subsidiaries are held by those Persons set forth in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule; provided with respect to the Parent, Item 6.8 only lists those holders owing at least 5% of the Equity Interests of the Parent as of the Effective Date based on publicly available information as of the Effective Date; and (b) the type of entity and the jurisdiction of organization of any Loan Party are as set forth on Item 6.8.  Except as set forth in such Disclosure Schedule, attached hereto, as of the Effective Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests; or (b) voting rights agreements.  The Equity Interests so specified on the Disclosure Schedule (a) are fully paid and non-assessable; and (b) except in the case of the Equity Interests of the Parent, are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents).

Section 6.9Compliance with Laws, etc.  Each Loan Party and each of its Subsidiaries is in compliance with all Laws applicable to it or its properties, except where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.10Properties, Permits, etc.

(a)Each Loan Party and each of its Subsidiaries is in compliance with all permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired by such Person, other than those permits, licenses, authorizations, approvals, entitlements, accreditations and privileges the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement, accreditation or privilege, and there is no claim that any of the foregoing is not in full force and effect, except where such suspension, revocation, impairment, forfeiture, non-renewal or claim could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens except as permitted pursuant to Section 7.2.3.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(c)Item 6.10(c) (“Real Property Assets”) of the Disclosure Schedule contains a true and complete list of: (i) the location by state and address of all Real Property Assets owned by each Loan Party as of the Effective Date, and describes the interest therein held by such Loan Party, under the heading “Fee Properties”; and (ii) all material Real Property Assets leased or subleased by each Loan Party, as lessee or sublessee, as of the date of the Effective Date, and describes the type of interest therein held by each such Loan Party, under the heading “Leased Properties”.

(d)Each Loan Party and its Subsidiaries has (i) good and marketable fee title to all of its owned Real Property Assets (if any); and (ii) good and valid title to the leasehold estates in all of its leased Real Property Assets, in each case free and clear of all Liens, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, except Liens permitted by Section 7.2.3, or Liens which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)All permits required to have been issued to each Loan Party and its Subsidiaries with respect to its Real Property Assets to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect on the intended use or operation of any such Real Property Assets.  All the Real Property Assets comply in all material respects with all applicable Laws.  No consent or approval of any landlord or other third party in connection with any leased Real Property Assets is necessary for any Loan Party or its Subsidiaries to enter into and execute the Loan Documents, other than such consents or approvals which, if not obtained, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f)All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the full utilization of the improvements located on all Real Property Assets for their intended purposes have been obtained and are in full force and effect, other than such easements, cross easements, licenses, air rights and rights-of-way or other similar property interests which, if not obtained, would not reasonably be expected, individually or in the aggregate, to  have a Material Adverse Effect on the intended use or operation of any such Real Property Assets.

(g)The representations and warranties contained in the Collateral Documents and each other Loan Document with respect to the Collateral are true and correct in all material respects, provided that such representations and warranties, (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date; and (ii) shall be true and correct in all respects if they are qualified by a materiality standard.

Section 6.11Taxes, etc.  Each Loan Party and each of its Subsidiaries has (a) timely filed all income Tax and other material Tax returns and reports required by Law to have been filed by it, which Tax returns and reports are correct and complete in all material respects; and (b) paid all income Taxes and other material Taxes of Governmental Authorities thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the nonpayment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Item 6.11 (“Taxes, etc.”) of the Disclosure Schedule sets forth, as of the Effective Date, those taxable years for which any Loan Party or its Subsidiaries income Tax or other material Tax returns or reports are currently being audited by any Governmental Authority, and any assessments or threatened assessments in connection with any such audit that is outstanding. Except as set forth in Item 6.11 (“Taxes, etc.”), neither the Loan Parties nor any Subsidiaries of the Loan Parties are a party to any tax sharing agreement.

Section 6.12ERISA.

(a)Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or Borrower has adopted a volume submitter or prototype plan which has obtained an opinion from the IRS National Office on which the Borrower is entitled to rely.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)During the 36 month period prior to the Effective Date or the making of any Credit Extension, (i) no steps have been taken to terminate any Pension Plan; and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower, any of its Subsidiaries or ERISA Affiliates of any material liability, fine or penalty.  Neither the Borrower nor any Subsidiaries or ERISA Affiliates have incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan.  All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party or any Commonly

Controlled Entity under the terms of the plan or of any collective bargaining agreement or by applicable Law; neither the Borrower nor any member of any Commonly Controlled Entity has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither the Borrower nor any member of any Commonly Controlled Entity has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 6.13Environmental Warranties.  Except, in each case, as may be disclosed on Item 6.13 (“Environmental Warranties”) of the Disclosure Schedule, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license, authorization, approval entitlement or accreditation required under any Environmental Law, (ii) has become subject to any liability under any Environmental Law, (iii) has received any written notice of any claim with respect to any such liability, or (iv) knows of any basis for any such liability.

Section 6.14Intellectual Property.  Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by each Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for such infringements which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, except as set forth on Item 6.14 (“Intellectual Property”), each Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement. Item 6.14 sets forth a complete and accurate list of all (i) all United States Federally registered trademarks and trademark applications, United States Federally registered Patents and patent applications and United States Federally registered copyrights and copyright applications and domain names; and (ii) all other material intellectual property, in each case owned by each Loan Party as of the Effective Date. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.15Accuracy of Information.

(a)All written information (other than any projections and pro forma financial information and any general economic or specific industry information) furnished from time to time (whether prior to or after the Effective Date) by or on behalf of any Loan Party or any of its Related Parties to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, is and will be, as the case may be, taken as a whole, true and accurate in all material respects on the date as of which such information is dated or certified, and such information does not, or will not, as the case may be, omit to state any material fact necessary to make such information, taken as a whole, not misleading.

(b)All information prepared by any consultant or professional advisor on behalf of any Loan Party or any of its Related Parties which was furnished to the Administrative Agent or any Lender in connection with the preparation, execution and delivery of this Agreement or any other Loan Document has been reviewed by the Borrower, and nothing has come to the attention of the Borrower in the context of such review which would lead it to believe that such information (or the assumptions on which such information is based) taken as a whole, is not true and accurate in all material respects on the date as of which such information is dated or certified or that such information omits to state any material fact necessary to make such information, taken as a whole, not materially misleading.

(c)All projections and estimates prepared by any Loan Party and not delivered to the Lender Parties hereunder have been prepared in good faith on the basis of assumptions believed by the preparer thereof to be reasonable at the time made (it being agreed that projections are subject to uncertainties and contingencies and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and that such differences may be material).

Section 6.16Absence of Default.  No Loan Party nor any of its Subsidiaries is (a) in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness or (b) in violation of any (i) applicable Law; (ii) contract, agreement, lease or other instrument; or (iii) permit, license, authorization, entitlement, accreditation or privilege of any Governmental Authority, which default or violation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.17Margin Regulations.  Neither the Loan Parties nor any Subsidiaries of the Loan Parties is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U).  None of the proceeds of any Credit Extension will be used for the purpose of, or be made available by any Loan Party or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock” (as so defined) or otherwise in violation of Regulations T, U or X of the F.R.S. Board.

Section 6.18Investment Company Status.  Neither the Loan Parties nor any Subsidiaries of the Loan Parties is an “investment company” nor a “company controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended.  Neither the Loan Parties nor any Subsidiaries of the Loan Parties is a “holding company”, a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

Section 6.19Compliance with Agreements.  Each Loan Party and each of its Subsidiaries is in compliance with the terms contained in each agreement, document or instrument to which it is a party or to which any of its property or assets is bound, except where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.20Solvency.  Each of the Borrower and the Parent is on an individual basis, and the Loan Parties and their respective Subsidiaries are on a consolidated basis, on the Effective Date, and after giving effect to any Credit Extension and all other Indebtedness and obligations incurred in connection with the Loan Documents or otherwise, will be, Solvent.

Section 6.21Insurance.  Item 6.21 (“Insurance”) of the Disclosure Schedule sets forth a true, complete and correct description of all insurance maintained by each Loan Party and each of its Subsidiaries as of the Effective Date.  As of such date, such insurance is in full force and effect and all premiums have been duly paid.

Section 6.22Affiliate Transactions.  Except as described on Item 6.22 (“Affiliate Transactions”) of the Disclosure Schedule, no Affiliate of any Loan Party is a party to any transaction with any Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, which would violate Section 7.2.11.

Section 6.23Patriot Act, etc.

(a)Patriot Act.  No Loan Party is in violation of the requirements of the Patriot Act, to the extent applicable.

(b)OFAC.  Except as otherwise disclosed to a Governmental Authority, the Parent and its Subsidiaries, during the last five (5) years, have conducted their export transactions (if any) in accordance in all material respects with applicable provisions of OFAC Laws, U.S. export laws and other applicable export laws of the countries where such entity conducts business, and neither the Parent nor any of its Subsidiaries has received any notices of noncompliance, complaints or warnings with respect to its compliance with such U.S. export laws.

(c)Anti-Terrorism and Anti-Money Laundering Laws.  The use of proceeds of any Credit Extension by the Borrower or any Loan Party will not violate any Anti-Terrorism and AML Laws.  Neither the Parent nor any of its Subsidiaries nor to the knowledge of  the Parent or any of its Subsidiaries, any, director, officer, employee, agent, affiliate or representative of the Parent or any of its Subsidiaries is any of the following: (i) in material violation of any Anti-Terrorism and AML Laws; (ii) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (iii) a Person who engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2; or (iv) a Person on the list of Sanctioned Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(d)Anti-Corruption Laws.  Neither the Parent nor, to the knowledge of the Parent, any director, officer, agent, employee or Affiliate of the Parent or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable Anti-Corruption Laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws.  The Parent and its Subsidiaries and their respective Affiliates have, to the best of their information and belief, during the last five years conducted their businesses in compliance, in all material respects, with applicable anti-corruption laws and the FCPA and will conduct their business in a manner designed to promote and achieve compliance, in all material respects, with such laws and with the representation and warranty contained herein.

Section 6.24Sanctions.

(a)None of the Loan Parties or any of their Subsidiaries, or to the knowledge of the Parent or any of its Subsidiaries, any director, officer, or any employee, agent, or Affiliate of the Loan Parties or any of its Subsidiaries, is a Related Party that is, or is owned or controlled by Related Parties that are, (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently a Sanctioned Country.

(b)None of the Loan Parties or any of their Subsidiaries, or to the knowledge of the Parent or any of its Subsidiaries, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Loan Parties is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the UK Bribery Act and the FCPA.

(c)Furthermore, the Loan Parties and their Subsidiaries and their Affiliates, to the extent applicable, have conducted their businesses in compliance with the UK Bribery Act, the FCPA, Anti-Terrorism and AML Laws and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

ARTICLE VII.
COVENANTS

Section 7.1Affirmative Covenants.  The Parent and the Borrower agrees with each Lender Party that, until all Commitments have irrevocably terminated and all the Obligations under the Loan Documents (other than unasserted contingent indemnification liabilities) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 103% of such Letter of Credit Outstandings, on terms, pursuant to documentation and in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer) and performed in full, the Parent and the Borrower will perform the obligations set forth in this Section.

7.1.1Financial Information, Reports, Notices, etc.  The Parent and the Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information (all of which shall be in form and scope reasonably satisfactory to the Administrative Agent):

(a)(i) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, balance sheets of the Parent, the Borrower and their Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating statements of earnings and cash flow of the Parent, and its consolidated Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, in each case certified as complete and correct by a Financial Officer of the Parent as fairly presenting in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the date thereof and for the period then ended (subject to year-end audit adjustment and the absence of footnotes), together with comparable financial statements at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year certified as complete and correct by a Financial Officer as fairly presenting in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the date thereof and for the period then ended (subject to year-end audit adjustment and the absence of footnotes) together with; and (ii) comparable financial statements at the close of and for the corresponding Fiscal Quarter for the previous Fiscal Year and for the corresponding portion of the previous Fiscal Year;

(b)as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Parent and its Subsidiaries to the effect that such consolidated financial statements fairly present in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, including therein consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and consolidated statements of cash flow of the Parent and its Subsidiaries for such Fiscal Year, in each case certified without any “going concern” (or similar qualification) or any qualification or exception as the scope of audit, by Crowe Horwath LLP or other independent certified public accountants of nationally recognized standing or otherwise reasonably satisfactory to the Administrative Agent, together with the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters;

(c)concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a certificate from a Financial Officer of the Parent that such Financial Officer has no knowledge of any Default or Event of Default existing as of such date except as specified in such certificate (and, if any Default or Event of Default then exists, reasonably detailed information regarding the same and the actions which the Parent or the Borrower has taken or propose to take with respect thereto);

(d)concurrently with the delivery of the financial statements pursuant to clause (b) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of the Parent and its Subsidiaries;

(e)concurrently with the delivery of the financial statements pursuant to clauses (a) (with respect to the first three Fiscal Quarters of each Fiscal Year) and (b), a management discussion and analysis of such financial statements and the financial information delivered pursuant to clauses (a) and (b) for the comparable period for the prior Fiscal Year;

(f)concurrently with the delivery of the financial statements pursuant to clauses (a) (with respect to the first three Fiscal Quarters of each Fiscal Year) and (b), a Compliance Certificate, executed by a Financial Officer of the Parent, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) computations of the financial covenants set forth in Section 7.2.4 as of the last day of the immediately preceding Fiscal Quarter;

(g)promptly and in any event within three days after a Financial Officer obtains knowledge of the occurrence of any Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Borrower has taken and proposes to take with respect thereto;

(h)promptly and in any event within three days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7; (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7; or (iii) any change in the certified public accountants of the Borrower, notice thereof by an Authorized Officer of the Borrower and copies of all documentation relating thereto;

(i)substantially concurrently with the sending or filing thereof, copies of all (i) material reports and documents which the Parent or any of its Subsidiaries sends to any of its holders of Equity Interests; (ii) press releases and other statements made available by the Parent or any of its Subsidiaries to the public concerning material changes or developments in it business; and (iii) reports, financial statements and registration statements which the Parent or any of its Subsidiaries files with the SEC or any securities exchange, except that the Parent and its Subsidiaries shall not be required to deliver any of the foregoing which has previously been delivered hereunder;

(j)promptly after becoming aware of any events which would give rise to a mandatory prepayment under clause (b) of Section 3.1.2, a statement of the Financial Officer setting forth reasonably detailed information regarding the same;

(k)all such notices and documents required to be delivered pursuant to the Security Agreement, the Pledge Agreement and any of the other Collateral Documents;

(l)promptly when available and, in any event, within 30 days after the end of each Fiscal Year (i) a budget for the Parent and its Subsidiaries for the next succeeding Fiscal Year; and (ii) a projected monthly consolidated balance sheet of the Parent and its Subsidiaries for the next succeeding Fiscal Year, together with related monthly consolidated statements of projected cash flow income for the next succeeding Fiscal Year), which projections shall be accompanied by a certificate of a Financial Officer of the Parent stating that such projections are based on reasonable estimates, information and assumptions and that such Financial Officer has no reason to believe that such projections are incorrect or misleading in any material respect (it being understood that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized);

(m)substantially concurrently with the receipt or delivery thereof the Parent or any of its Subsidiaries, all material notices, including notices of default or termination, received or delivered by the Parent or any of its Subsidiaries pursuant to any Indebtedness of any such party;

(n)promptly after any material change in the accounting policies or financial reporting practices of the Parent or any of its Subsidiaries, notice thereof;

(o)promptly, and in any event within three days after a Financial Officer obtains knowledge of the occurrence thereof, notice of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(p)promptly, and in any event within three days after a Financial Officer obtains knowledge of the occurrence thereof, notice of any proceeding, demand, investigation or claim of any Governmental Authority regarding the non-compliance by the Parent or any of its Subsidiaries with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(q)promptly after the same become publicly available (but in no event later than three (3) Business Days after filing any quarterly reports), notice that any periodic and other reports, proxy statements and other materials have been filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or copies of any materials otherwise distributed by the Parent to its shareholders generally, as the case may be; and

(r)such other information respecting the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any Lender Party through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to clauses (a), (b), sub-clause (iii) of clause (i), and clause (q) of this Section 7.1.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by clause (f) of this Section 7.1.1 to the Administrative Agent.

7.1.2Compliance with Laws; Payment of Obligations.

(a)The Loan Parties will, and will cause each of their Subsidiaries to, comply with all permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws, except where the failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)The Loan Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, any of their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c)The Loan Parties will, and will cause each of its Subsidiaries to, pay before the same become delinquent, all (i) its Indebtedness (subject to any subordination provisions relating thereto) and other obligations, including all income and other Taxes, assessments and  charges imposed by Governmental Authorities upon it or upon its property; and (ii) lawful claims for labor, materials, assessments, charges and supplies or otherwise, except for the nonpayment of such Indebtedness, obligations, Taxes and claims that (A) are being contested in good faith by appropriate proceedings which (i) suspend collection of the contested Indebtedness, other obligations, Taxes, assessments, charges and claims and any Lien arising therefrom and (ii) for which, in the case of claims for Taxes, adequate reserves in accordance with GAAP shall have been set aside on its books; and (B) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  If such contest is terminated, adversely resolved or the conditions set forth in this Section are no longer met, the Loan Parties and each of their Subsidiaries, as applicable, shall promptly pay or discharge the contested Indebtedness, obligations, taxes and claims.

7.1.3Maintenance of Properties and Franchises.

(a)The Loan Parties will, and will cause each of their Subsidiaries to, in the exercise of its reasonable business judgment, maintain, preserve, protect and keep its material properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except to the extent that any failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and qualification as a foreign entity in each jurisdiction where it has assets or conducts business; and (ii) the permits, licenses, authorizations, approvals, entitlements, accreditations, privileges and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business; provided, that the foregoing shall not prohibit any transaction permitted by Section 7.2.5 or 7.2.8 or the termination, revocation, expiration or absence of any of the foregoing that, either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.

7.1.4Insurance.

(a)The Loan Parties will maintain, and will cause each of their Subsidiaries to maintain, insurance policies and coverage with respect to all their property and assets to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations (after giving effect to any self-insurance compatible with such standards).  All such insurance policies will be provided by insurance companies not Affiliates of the Loan Parties who are: (i) insurers authorized to underwrite such risks; (ii) insurers having an A.M. Best policyholders rating of not less than “A”; or (iii) such other insurers as the Administrative Agent may approve.

(b)All premiums on insurance policies required to be maintained pursuant to this Section will be paid by the applicable Loan Party.  All insurance policies, in each case if any, relating to business interruption and any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent on behalf of the Secured Parties.  All insurance policies, in each case if any, relating to general liability, umbrella and excess insurance coverages will contain an additional insured endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent on behalf of the Secured Parties.

All such insurance policies that have been endorsed in favor of the Administrative Agent on behalf of the Secured Parties will provide that the insurer will, simultaneously with the delivery to the Loan Parties or any of their Subsidiaries of any notice of cancellation or termination of such policy, deliver to the Administrative Agent a copy of such notice.  All such insurance policies and loss payable clauses will provide that they may not be canceled or terminated unless the Administrative Agent is given at least the same number of days’ notice that the insurance company which issued such policies is required to give the Loan Parties or any of their Subsidiaries.

(c)If the Loan Parties or any of their Subsidiaries fails to maintain any policy of insurance that is required by this Section the Administrative Agent may (but shall not be required), at the sole cost and expense of the Loan Parties, obtain and maintain such policies of insurance, pay the related premiums and take such other action as it deems reasonably advisable.  Notwithstanding the foregoing, the Administrative Agent shall have no liability with respect to the cost, scope, amount or other terms with respect to the insurance purchased by it pursuant to this provision.

(d)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders, the Loan Parties and their Subsidiaries, to file claims under any policy of insurance that is required to be maintained pursuant to this Section, to receive receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

7.1.5Books and Records; Inspections.

(a)The Loan Parties will, and will cause each of their Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and transactions, in accordance with GAAP.

(b)The Loan Parties will, and will cause each of their Subsidiaries to, permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors), upon reasonable prior notice, at reasonable times and intervals and during normal working hours, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Parent and the Borrower hereby authorize such independent public accountant to discuss the Loan Parties and their Subsidiaries financial matters with each Lender or its representatives whether or not any representative of the Parent or the Borrower is present) and to examine (and, at the expense of the Borrower, copy extracts from) of any of its Accounts, other assets and books or other corporate records (including computer records); provided that excluding any such visits and inspections during the continuation of any Event of Default, only one (1) such visit during any six month period of a calendar year (two (2) total per calendar year) shall be at the Borrower’s reasonable expense, and during the continuation of any Event of Default such visits and inspections may be made without the requirement of prior notice to the Loan Parties and their Subsidiaries and at the Borrower’s expense.

(c)Subject to clause (b), the Borrower will pay all the reasonable fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to this Section.

7.1.6Environmental Covenants.

(a)The Parent and the Borrower will, and will cause each of their Subsidiaries, lessees and other Persons occupying any of the Real Property Assets of the Loan Parties or any of their Subsidiaries to:

(i)use and operate all of its all of such properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(ii)take all such actions as are required by Governmental Authorities so that no liability with respect to the Environmental Laws may arise which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii)promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties regarding compliance with, or liability pursuant to, Environmental Laws from Governmental Authorities, and shall cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings regarding compliance with, or liability pursuant to,  Environmental Laws which, with respect to the foregoing, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iv)promptly notify the Administrative Agent of any Releases at, on or under such properties which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and promptly remediate all such Releases in accordance with applicable Environmental Laws; and

(v)provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.

(b)If any Loan Party breaches the terms of clause (a) of this Agreement with respect to environmental matters, promptly following a request therefor by the Administrative Agent to the Borrower, the Borrower will permit an environmental consultant selected by the Administrative Agent to perform an environmental assessment on all Real Property Assets that are the subject of such breach (including, without limitation, reviewing documents, interviewing knowledgeable persons, and sampling and analyzing soil, air, surface water, groundwater, and/or other media in or about property owned or leased by any Loan Party or any of their Subsidiaries, or on which operations of any Loan Party or any of its Subsidiaries otherwise take place).  Such environmental assessment shall be in form, scope, and substance reasonably satisfactory to the Administrative Agent.  The Loan Parties and each of their Subsidiaries shall cooperate in permitting the performance of such environmental assessment, and shall pay the reasonable costs of such environmental assessment promptly following written demand therefore by the Administrative Agent.  The Administrative Agent shall have the right, but not the duty, to obtain such environmental report.

7.1.7Swap Agreements.

(a)The Parent and the Borrower will, and will cause each of their Subsidiaries to, only enter into Swap Agreements for the purpose of (i) hedging or mitigating risks to which the Parent and the Borrower or any of their Subsidiaries has actual exposure (other than those in respect of Equity Interests of the Parent and the Borrower or any of their Subsidiaries); and (ii) effectively capping, collaring or exchanging interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent and the Borrower or any of their Subsidiaries.

(b)All Swap Agreements shall be (i) with a counterparty that at the time of entering into such Swap Agreement is a Lender, an Affiliate of a Lender or another Person that is reasonably satisfactory to the Administrative Agent; and (ii) unsecured unless such counterparty is a Lender or an Affiliate of a Lender at the time of entering into thereof, in which case the obligations under each such Swap Agreement shall be secured pro rata with all the other Obligations hereunder.

7.1.8Future Subsidiaries.  Upon any Person becoming, from and after the Effective Date, either a direct or indirect Subsidiary of any Loan Party, or upon any Loan Party acquiring additional Equity Interests of any existing Subsidiary, the Borrower shall notify the Administrative Agent of such transaction and, on or prior to the consummation of such transaction:

(a)such Person shall, if it is not an Excluded Foreign Subsidiary, (i) become (if not already a party thereto) a party to the Guaranty, the Pledge Agreement, the Security Agreement and any other Collateral Document requested by the Administrative Agent, in a manner satisfactory to the Administrative Agent; and (ii) if it maintains any Deposit Accounts, enter into a Deposit Account Control Agreement with a Deposit Account Bank to the extent requested by the Administrative Agent;

(b)each applicable Loan Party and each such Subsidiary that is not an Excluded Foreign Subsidiary shall, pursuant to the Pledge Agreement, pledge to the Administrative Agent:

(i)all of the outstanding Equity Interests of such Subsidiary owned directly by it (but, in the case of an Excluded Foreign Subsidiary, not more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiary shall be so pledged), along with undated stock or other powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent in accordance with the U.C.C. or any similar Law which may be applicable); and

(ii)all notes evidencing intercompany Indebtedness in favor of the Borrower and each such Subsidiary, as the case may be;

(c)the Administrative Agent shall have received from each such Subsidiary that is not an Excluded Foreign Subsidiary certified copies of U.C.C. search reports certified by a party reasonably acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Subsidiary of the Parent, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, together with copies of such financing statements (none of which (other than Liens permitted under this Agreement) shall cover any of the Collateral); and

(d)the Administrative Agent shall have received from each such Subsidiary that is not an Excluded Foreign Subsidiary, acknowledgment copies of properly filed U.C.C. financing statements or such other evidence of filing or delivery for filing as may be acceptable to the Administrative Agent, naming each such Subsidiary as the debtor and the Administrative Agent as the secured party, filed under the U.C.C. of all jurisdictions as may be necessary or reasonably requested of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent on the assets of such Subsidiary that is subject to the Security Agreement (including, with respect to any Intellectual Property Collateral, appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

The foregoing shall be accompanied with other documentary evidence, reasonably requested by the Administrative Agent, reasonably satisfactory to the Administrative Agent that evidences the foregoing, including copies of the resolutions of the board of directors (or equivalent body) of such Subsidiary authorizing the relevant transactions, copies of such Subsidiary’s Organizational Documents, incumbency certificates of such Subsidiary, certificates as to compliance of such Subsidiary with the requirements of this Section, opinions of legal counsel and evidence of the insurance required to be maintained pursuant to Section 7.1.4.  The Borrower agrees that if (i) any Excluded Foreign Subsidiary is permitted to execute and deliver the Guaranty, the Pledge Agreement, the Security Agreement or any other Collateral Document; or (ii) it is permitted to pledge more than 65% of the voting Equity Interests of any Foreign Subsidiary, in any such case without material adverse tax consequences which would result in such Subsidiary being an Excluded Foreign Subsidiary, then the provisions of this Section shall thereafter fully apply to such Foreign Subsidiary.  In furtherance of the foregoing to the extent permitted by applicable Law, each Loan Party authorizes the Administrative Agent to execute any such agreements, instruments or other documents in such Loan Party’s name in the event such Loan Party fails to do so within a reasonable period of time after a request thereof by the Administrative Agent.  Nothing in this Section 7.1.8 shall be construed as a consent to form or acquire any Subsidiary after the Effective Date that is not otherwise permitted in this Agreement.

7.1.9Further Assurances; Additional Collateral.

(a)The Parent and the Borrower will, and will cause each of their Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of U.C.C. financing statements, and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens (subject to the Liens permitted by Section 7.2.3) securing all Obligations and created or intended to  be created by the

Loan Documents.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b)If any property or asset forming a part of the Collateral is acquired or leased by the Parent, the Borrower or any of their Subsidiaries (other than an Excluded Foreign Subsidiary) after the Effective Date, the Borrower will promptly notify the Administrative Agent thereof, provided that, such notice shall not be required if (i) the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent; and (ii) such actions are not required by the terms of Security Agreement, and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3) and will take, and cause each of their Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent (other than its Excluded Foreign Subsidiaries) to grant and perfect such Liens, (including the actions described in Section 7.1.8 and clause (a).

Notwithstanding the foregoing or anything else in this Agreement, none of the Borrower, the Parent or any of their respective Subsidiaries shall be required to file, and the Administrative Agent and the Lenders shall not file, any mortgages, fixture filings deeds of trust or similar documents with respect to any Real Property Assets owned or leased by any of them, unless such documents are in respect of Real Property Assets or fixtures owned by such Loan Party the fair market value of which equals or exceeds $5,000,000.

7.1.10Deposit Accounts.  Notwithstanding Section 4.9(c) of the Security Agreement and Section 5.1.18, the Borrower shall not be required to deliver to the Administrative Agent a duly executed Deposit Account Control Agreement on the Effective Date with respect to:

(a)each Account set forth in Part I of Item 7.1.10 (“Deposit Accounts”); provided that (i) the Administrative Agent shall have received a duly executed Deposit Account Control Agreement in form and substance reasonably satisfactory to it with respect to each such Account on a date not later than 60 days after the Effective Date;

(b)the Account held at JP Morgan Chase Bank, N.A. set forth in Part II of Item 7.1.10 (“Deposit Accounts”); provided that; (i) such Account is closed on a date not later than 90 days after the Effective Date; and (ii) from and including the Effective Date all amounts deposited in such Account shall be wire transferred on a daily basis to an Account held by the Parent, the Borrower or other Loan Party in respect of which the Administrative Agent has received a duly executed Deposit Account Control Agreement in form and substance reasonably satisfactory to it; and

(c)the Account held at Wells Fargo Bank, N.A. set forth in Part III of Item 7.1.10 (“Deposit Accounts”); provided that; (i) at any time after the Effective Date there is no more than $1,969,513 (plus any interest accrued thereon) deposited in such Account; and (ii) any amounts deposited in such Account are held solely as cash collateral for a standby credit issued by Wells Fargo Bank, N.A. in favor of Trizechan 1065 Avenue of the Americas Property Owner LLC in respect of that certain lease agreement in connection with 5 Bryant Park dated as of May 1, 2011 between the Borrower and Trizechan 1065 Avenue of the Americas Property Owner LLC.

Section 7.2Negative Covenants.  The Parent and the Borrower agrees with each Lender Party that, until all Commitments have irrevocably terminated and all the Obligations (other than unasserted contingent indemnification liabilities) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 103% of such Letter of Credit Outstandings, on terms, pursuant to documentation and in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer) and performed in full, the Parent and the Borrower will perform the obligations set forth in this Section.

7.2.1Business Activities.  The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except business activity that is in the same or similar line of business as their respective businesses on the Effective Date or a business reasonably related and complementary thereto or a logical extension thereof.

7.2.2Indebtedness.  The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)Indebtedness in respect of the Credit Extensions and other Obligations;

(b)Indebtedness in respect of any Swap Agreement entered into in accordance with Section 7.1.7;

(c)Indebtedness of the Parent or its Subsidiaries identified in Item 7.2.2(c) (“Existing Indebtedness”) of the Disclosure Schedule, together with Permitted Refinancing Indebtedness in respect thereof;

(d)Indebtedness of (i) the Borrower owed to any of its Subsidiaries or (ii) any Subsidiary of the Borrower owed to the Borrower or any other Subsidiary of the Borrower, provided that (A) all such Indebtedness (except Indebtedness owing to any Person that is not a Loan Party) shall be evidenced by a promissory note in form and substance reasonably acceptable to the Administrative Agent; and (B) in the case of any such Indebtedness of any such Person that is not a Loan Party that is owing to a Loan Party (other than the Parent) (x) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto; and (y) such Indebtedness shall be permitted only if the corresponding Investment is permitted under clause (d) of Section 7.2.5;

(e)(A) Indebtedness of any Loan Party (other than the Parent) or any Subsidiary that is incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Liabilities and purchase money Indebtedness; provided that (i) the aggregate principal amount of all such Indebtedness that may be incurred in any such Fiscal Year shall not exceed $2,500,000; and (ii) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements; and (B) Permitted Refinancing Indebtedness in respect thereof;

(f)Contingent Liabilities of the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any of its Subsidiaries, provided that (i) such Indebtedness is permitted by this Section; (ii) in the case of Contingent Liabilities of any Subsidiary of the Borrower that is a Loan Party in favor of any Subsidiary of the Borrower that is not a Loan Party, (A) no Default or Event of Default shall have occurred and continuing immediately before or after giving effect thereto; and (B) such Contingent Liabilities shall be permitted only if the corresponding Investment is permitted under clause (d) of Section 7.2.5; and (iii) the Contingent Liabilities permitted under this clause shall be subordinated to the Obligations of the Borrower and its Subsidiary if, and on the same terms as, the Indebtedness so subject to such Contingent Liabilities is subordinated to the Obligations;

(g)(A) Indebtedness of any Person that becomes a Subsidiary of the Borrower in connection with a Permitted Acquisition after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary of the Borrower and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Borrower and after giving effect to such Indebtedness; (ii) immediately before and after such Person becomes a Subsidiary of the Borrower, no Default or Event of Default shall have occurred and be continuing; and (iii) no other Loan Party shall be liable, directly or indirectly, for such Indebtedness; and (B) Permitted Refinancing Indebtedness in respect thereof; and

(h)Guarantees of the Loan Parties in respect of Indebtedness otherwise permitted hereunder.

The Borrower will, prior to entering into any agreement evidencing any Permitted Refinancing Indebtedness, deliver to the Administrative Agent, reasonably in advance of the execution thereof, any final or execution form copy of the agreements evidencing the same, and agrees not to enter into any such agreements without obtaining the prior written approval of the Administrative Agent.

7.2.3Liens.  The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)Liens securing payment of the Obligations and granted pursuant to any Loan Document in favor of any Secured Party in accordance with the terms thereof;

(b)Liens granted to secure payment of the Indebtedness permitted pursuant to clause (e) of Section 7.2.2, provided that (i) each such Lien covers only those assets acquired with the proceeds of such Indebtedness; (ii) each such Lien attaches to the relevant capital asset concurrently with or within 30 days after the acquisition thereof; and (iii) the principal amount of such Indebtedness does not exceed the lesser of the cost or the fair market value of the relevant asset;

(c)Liens existing on the Effective Date and disclosed on Item 7.2.3(c) (“Existing Liens”) of the Disclosure Schedule and Liens incurred in connection with renewals, extensions or refinancings of the Indebtedness secured by such Liens, provided that such Liens (i) do not spread to cover any additional property or assets after the Effective Date; and (ii) only secure the Indebtedness permitted by clause (c) of Section 7.2.2;

(d)Liens for Taxes, assessments or other charges or levies of any Governmental Authority not at the time delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e)Liens of carriers, warehousemen, mechanics, materialmen, suppliers, landlords and similar Liens imposed by Law that are incurred in the ordinary course of business of the Borrower and either (i) secure obligations that are not overdue by more than 30 days or (ii) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f)deposits, letters of credit, bank guarantees and pledges of cash securing (i) obligations in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens imposed by ERISA); (ii) the performance of tenders, statutory obligations, bids, leases, contracts and other similar obligations (other than for borrowed money); or (iii) to secure obligations on surety or appeal bonds, but only in each case to the extent the foregoing is incurred or entered into in the ordinary course of business of the Borrower or any other Loan Party;

(g)judgment Liens not constituting an Event of Default under Section 8.1.6;

(h)easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Parent or any of its Subsidiaries; and

(i)Liens securing Indebtedness permitted by clause (g) of Section 7.22.

7.2.4Financial Condition.  The Parent and the Borrower will not permit:

(a)Consolidated Interest Coverage Ratio.  The Consolidated Interest Coverage Ratio for Rolling Period ending on the last date of each Fiscal Quarter to be less than 2.50 to 1.00.

(b)Consolidated Leverage Ratio.  The Consolidated Leverage Ratio for the Rolling Period ending on the last day of each Fiscal Quarter to be greater 2.50 to 1.00; provided that during the four consecutive Fiscal Quarters immediately following a Material Acquisition, the Consolidated Leverage Ratio shall be no greater than 2.75 to 1.00.

7.2.5Investments.  No Loan Party will, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

(a)Investments existing on the Effective Date and identified in Item 7.2.5 (“Investments”) of the Disclosure Schedule;

(b)Investments in the form of cash and Cash Equivalent Investments;

(c)Investments comprising the Equity Interests of Subsidiaries of the Borrower set forth in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule and other Investments from time to time in Subsidiaries of the Borrower; provided that the aggregate amount of Investments made after the Effective Date by Loan Parties in Subsidiaries of the Borrower that are not Loan Parties pursuant to this clause and clause (d) below shall not exceed $30,000,000 in the aggregate during the term of this Agreement (without regard to any write-down or write-offs);

(d)intercompany loans and Contingent Liabilities permitted by clause (d) or (f) of Section 7.2.2; provided, that the aggregate amount of such Investments made after the Effective Date by Loan Parties in Subsidiaries of the Borrower that are not Loan Parties pursuant to this clause and clause (c) shall not exceed $30,000,000 in the aggregate during the term of this Agreement (without regard to any write-down or write-offs but after giving effect to the repayment of the principal amount of any such intercompany Indebtedness or termination of any such Contingent Liabilities);

(e)notes payable to, or Equity Interests issued by, account debtors, to the Borrower or any of its Subsidiaries in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceeding upon the bankruptcy or insolvency of any such account debtor; and

(f)Investments in the form of Swap Agreements permitted by Section 7.1.7; and

(g)loans and advances to employees, directors and officers of the Borrower and its Subsidiaries in the ordinary course of business for travel, entertainment or relocation, in an aggregate amount not to exceed at any time $1,000,000 (determined without regard to any write-downs or write-offs of such loans and advances);

(h)Investments held by a Subsidiary of the Borrower acquired after the Effective Date or of a Person merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries, in each case in accordance with this Section and Section 7.2.8, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(i)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)Investments consisting of purchases and acquisitions of supplies, goods, materials and equipment, in each case in the ordinary course of business; and

(k)Permitted Acquisitions.

7.2.6Restricted Payments; Payments on Other Indebtedness.

(a)The Parent and the Borrower will not, and will not permit any of its Subsidiaries to (notwithstanding the terms of any Organizational Document or any other agreement or instrument), declare, pay or make on any of its Equity Interests (or any warrants, options or other rights with respect thereto) any dividend, distribution or other payment, on account of its Equity Interests, whether on account of the purchase, redemption, sinking or analogous fund, retirement or defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund, retirement or defeasance of, any such Equity Interests (or any options, warrants or other rights with respect thereto) (any such action, a “Restricted Payment”); provided, however that:

(i)the Parent may make Restricted Payments, provided that, both before and after giving effect to such Restricted Payment: (A) on a pro forma basis, either (1) the Consolidated Leverage Ratio is less than 2.00 to 1.00; or (2) if the Restricted Payments are not more than $50,000,000 in the aggregate for the applicable Fiscal Year, the Consolidated Leverage Ratio is equal to or greater than 2.00 to 1.00, but less than 2.25 to 1.00; (B) as of the end of the most recent Fiscal Quarter for which financial statements have been delivered, the Parent and its Subsidiaries shall be in compliance immediately before and after the Restricted Payment with Section 7.2.4(a); and (C) no Default or Event of Default shall exist or result therefrom;

(ii)the Subsidiaries of the Borrower may make dividends, distributions and other payments to the Borrower and its Subsidiaries;

(iii)the Borrower and its Subsidiaries may make, incur, assume or suffer to exist Investments to the extent permitted by Section 7.2.5;

(iv)the Borrower may make dividends, distributions and other payments to the Parent for the purpose of the Parent paying its actual (and not anticipated) federal, state and local income taxes on behalf of such consolidated group; provided, however, that (A) such dividends, distributions or other payments, as the case may be, are applied promptly, after the receipt thereof, to the payment of such income taxes; and (B) all such payments in the form of a loan shall be evidenced by one or more promissory notes duly executed and delivered to the Administrative Agent (each such promissory note to be in form and substance reasonably satisfactory to the Administrative Agent) and shall not be forgiven or otherwise discharged for any consideration other than the payment in full in cash; provided further, however, that any tax refunds received by the Parent shall be returned promptly to the Borrower; and

(v)the Borrower may make dividends, distributions and other payments to the Parent for the purpose of the Parent (A) paying its corporate overhead expenses that are incurred in the ordinary course of business on an arm’s-length basis and expenses required to maintain its corporate existence; and (B) making Restricted Payments permitted pursuant to clause (i) above; provided that as of the date of such dividend, distribution or other payment, the Parent and its Subsidiaries are in compliance with each of the requirements set forth therein.

(b)The Parent and the Borrower will not, and will not permit any of their Subsidiaries, to make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)payment of Indebtedness created under the Loan Documents;

(ii)payment of regularly scheduled interest and principal payments as and when due in respect of Indebtedness permitted to be incurred by this Agreement;

(iii)any Permitted Refinancing Indebtedness permitted by Section 7.2.2;

(iv)payment of any secured Indebtedness that becomes due as a result of the voluntary transfer or sale of the property or assets securing such Indebtedness, subject to any restrictions set forth in this Agreement; and

(v)payment of Indebtedness owed by a Subsidiary of the Borrower that is not a Loan Party to a Loan Party (other than the Parent).

7.2.7Anti-Corruption Laws.

(a)The Borrower will not request any Borrowing or Letter of Credit, and the Parent and the Borrower shall not use, and shall procure that their Subsidiaries and their respective Related Parties shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML and Anti-Terrorism Laws; (ii) for the purpose of funding, financing or facilitating any activities, business or transaction with any Sanctioned Person, or in any Sanctioned Country; or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b)The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to the Parent, any Subsidiary, joint venture partner or other Person: (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

(c)No part of the proceeds of the Loan will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery Laws.

7.2.8Fundamental Changes, etc.  The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or sell, lease, transfer or otherwise dispose of (in each case in one transaction or series of transactions) all or substantially all of its assets, other than the following if no Default or Event of Default has occurred and is continuing immediately before or after giving effect thereto:

(a)any Subsidiary may merge or consolidate with or into, (i) the Borrower (provided that the Borrower is the surviving entity); or (ii) any other Subsidiary that is a Loan Party (other than the Parent) (provided that a Loan Party (other than the Parent) is the surviving entity);

(b)any Loan Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to any other Loan Party (other than the Parent);

(c)any Subsidiary of the Parent (other than the Borrower) may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another Loan Party (other than the

Parent); provided, that if the transferor in any such transaction is a Loan Party, the transferee must either be the Borrower or another Wholly-Owned Subsidiary; and

(d)any Subsidiary that is not a Loan Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any other Loan Party (other than the Parent).

7.2.9Asset Dispositions, etc.  No Loan Party will, and will not permit any of their Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions) all or any part of its assets (including Accounts, Inventory and Equity Interests owned by any Loan Party and their Subsidiaries) to any Person, except:

(a)if such sale, transfer, lease, contribution, conveyance or disposition is (i) of Inventory in the ordinary course of business; or (ii) in respect of cash or Cash Equivalent Investments in the ordinary course of business;

(b)in respect of (i) Equipment that is worn out or obsolete and is sold or disposed of in the ordinary course of business; or (ii) assets that are subject to damage or destruction, or a condemnation proceeding instituted by a Governmental Authority;

(c)if such sale, transfer, lease, conveyance or disposition is a Permitted Disposition;

(d)if such sale, transfer, lease, conveyance or other disposition is permitted by Section 7.2.8;

(e)sales, transfers or dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (other than in connection with factoring programs, receivables programs or other similar programs); or

(f)sales, transfers or dispositions of assets by a Subsidiary of the Parent or any Wholly-Owned Subsidiary; provided, that (i) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to any such sale, transfer or disposition; (ii) if the transferor of such property is a Loan Party the transferee must either be the Borrower or another Loan Party (other than the Parent); and (iii) any such transaction involving a Subsidiary of the Borrower that is not a Loan Party shall be made in compliance with Section 7.2.11.

7.2.10Modification of Certain Agreements.  The Loan Parties will not, and will not permit any of their Subsidiaries to, consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any of their Organizational Documents or any agreement to which it is a party which in any case:

(a)would violate the terms of this Agreement or any other Loan Document;

(b)could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same; or

(c)could reasonably be expected to result in a Material Adverse Effect.

7.2.11Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions (other than with the Parent) that (i) are in the ordinary course of business; and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate; and (c) transactions that are otherwise expressly permitted by the terms of this Agreement and the other Loan Documents.

7.2.12 Negative Pledges, Restrictive Agreements, etc.  The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting: (a) the ability to comply with and perform their Obligations; (b) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Parent or any of its Subsidiaries to amend or otherwise modify this Agreement or any other Loan Document; or (c) the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to the Borrower.

The foregoing shall not, in any event, prohibit (i) restrictions imposed by any agreement relating to Liens permitted by Section 7.2.3 if such restrictions apply only to the property subject to such permitted Liens; (ii) customary restrictions contained in agreements relating to the sale of assets pending the closing of such sale if such restrictions apply only to the assets to be sold; (iii) customary provisions in licenses and of intellectual property entered into in the ordinary course of business that do not materially interfere with the business of the Parent and its Subsidiaries; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of either the Parent or any of their Subsidiaries; (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and (vi) the terms of applicable Law.

7.2.13 UK Pensions.  The Loan Parties will, and will cause its Subsidiaries to, to the extent applicable, ensure that no member of the group of companies of which they are party is or has been at any time an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993) or, except as would not reasonably be expected to have a Material Adverse Effect, “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom Pensions Act 2004) such an employer.

7.2.14Fiscal Year-End, etc.  The Loan Parties will not, and will not permit any of their Subsidiaries to, change its Fiscal Year.  In addition, except as required by GAAP neither the Loan Parties nor any of their Subsidiaries shall make any significant change in its accounting treatment or reporting practices.

7.2.15Limitation on Sale and Leaseback Transactions.  The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction the Loan Parties or any of their Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

Section 8.1Events of Default.  Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.

8.1.1Non-Payment of Obligations.  Any Loan Party shall default in the payment or prepayment when due of any (a) principal on any Loan; (b) Reimbursement Obligation; or (c) interest on a Credit Extension, fee, indemnity or other monetary Obligation hereunder or under any other Loan Document; provided, that in the case of clause (c) only, such default shall continue for a period of three (3) Business Days.

8.1.2Breach of Representations and Warranties.  Any representation or warranty of any Loan Party made or deemed to be made hereunder, in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any material respect when made (or in all respects if such representation or warranty is qualified as to materiality).

8.1.3Non Performance of Certain Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any of its obligations under Section 4.10, the proviso to clause (b) of Section 5.1.2, the proviso to the final paragraph of Section 5.1.2, the proviso to sub-clause (ii) of Section 5.1.9, Section 5.1.18, or 7.1.1 (subject to a three Business Day grace period with respect to Section 7.1.1, except with respect to clause (g) of Section 7.1.1, for which there shall be no grace period), clause (b) of Section 7.1.3 (with regard to maintenance of corporate existence), Sections 7.1.4, 7.1.5, 7.1.7, 7.1.10, or Section 7.2.

8.1.4Non Performance of Other Covenants and Obligations.  Any other Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Sections 8.1.1 or 8.1.3), and such default shall continue unremedied for a period of 30 days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower; and (y) the date a Financial Officer or other executive officer or director of the Borrower or such other Loan Party becomes aware of such failure.

8.1.5Default on Other Indebtedness.  A default shall occur in the payment when due, whether by scheduled repayment, prepayment, acceleration or otherwise, in respect of any Indebtedness (other than Indebtedness described in Section 8.1.1) of any Loan Party or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $5,000,000 (including undrawn committed amounts), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to either (a) accelerate the maturity of any such Indebtedness or (b) permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

8.1.6Judgments.  Any (a) money judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries or any of their respective properties; or (b) non-monetary judgment shall be rendered against any Loan Party or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and, in either case, (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.

8.1.7ERISA Events.  An ERISA Event shall have occurred that, individually or when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to have a Material Adverse Effect.

8.1.8Change in Control.  Any Change in Control shall occur.

8.1.9Bankruptcy, Insolvency, etc.  Any Loan Party or any of its Subsidiaries shall:

(a)generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;

(b)apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for any Loan Party or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

(c)in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

(d)permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Debtor Relief Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against any Loan Party or any of its Subsidiaries; provided, however, that if not commenced by any such Loan Party or any of its Subsidiaries such proceeding shall be consented to or acquiesced in by any such Loan Party or any of its Subsidiaries, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

(e)take any corporate action authorizing, or in furtherance of, any of the foregoing.

8.1.10Impairment of Loan Documents, Security, etc.  Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party that is a party thereto; any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any security interest in favor of the Administrative Agent for the benefit of the Secured Parties securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (subject, in the case of non-possessory security interests only, to Liens permitted by Section 7.2.3).

Section 8.2Action if Bankruptcy.  If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically become immediately due and payable, without notice or demand.

Section 8.3Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent, may, and upon the direction of the Required Lenders, shall, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.

Section 8.4Foreclosure on Collateral.  If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and applicable Law, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Pledge Agreement, the Security Agreement, each other Collateral Document and each other Loan Document.

Section 8.5Appointment of Administrative Agent as Attorney in Fact.  The Parent and the Borrower hereby constitute and appoint the Administrative Agent as their attorney in fact with full authority in the place and stead of them and in the name of each of them, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to:  (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of any account debtor or other Person obligated on the Collateral and enforce the rights of any Loan Party with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any of the Collateral; (d) pay or discharge Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative Agent in its sole discretion (all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the Accounts, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of any Loan Party under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the

Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral.  The Parent and the Borrower hereby ratify and approve all acts of the Administrative Agent made or taken pursuant to this Section, agree to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section.  The appointment pursuant to this Section of the Administrative Agent as the Parent’s and the Borrower’s attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until indefeasible payment in full in cash of all Obligations (other than unasserted contingent indemnification liabilities).

Section 8.6Payments Upon Acceleration.  After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 8.2 or Section 8.3, the Administrative Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:

(a)first, to pay Obligations (other than Swap Liabilities and Cash Management Liabilities) in respect of any fees, expenses or indemnities then due to the Administrative Agent (including, without limitation, fees and expenses referred to in Section 3.3, Section 10.3 and Section 10.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(b)second, to pay Obligations (other than Swap Liabilities and Cash Management Liabilities) in respect of any fees, expenses or indemnities then due to the Lenders and the L/C Issuers, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(c)third, to pay interest due in respect of the Loans and Letters of Credit (whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party);

(d)fourth, to (i) pay the principal outstanding with respect to the Loans and Reimbursement Obligations and Swap Liabilities arising from any Swap Agreement that is required to be maintained by the terms of this Agreement and at the time of entering into was between the Borrower or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand, and Cash Management Liabilities and (ii) Cash Collateralize all other Letter of Credit Outstandings (in an amount equal to 103% of such Letter of Credit Outstandings) on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer on terms pursuant to documentation and in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer;

(e)fifth, to pay all other Obligations (including Swap Liabilities arising from any Swap Agreement that was not required to be maintained by the terms of this Agreement and at the time of entering into was between the Borrower or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand); and

(f)sixth, to pay who may be lawfully entitled thereto, including any Loan Party.

In carrying out the foregoing: (i) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash; and (ii) amounts owing to each relevant Lender Party in clauses (b) through (e) shall be allocated to the payment of the relevant Obligations ratably, based on the proportion of each Lender Party’s (or, in the case of Cash Management Liabilities and Swap Liabilities that are referred to above, each such Lender Party’s Affiliates) interest in the aggregate outstanding Obligations described in each such relevant clause.

Section 8.7Swap Liabilities and Cash Management Liabilities.  Except as otherwise expressly set forth in this Agreement or in any Guaranty or any Collateral Document, no Lender or Affiliate of a Lender that obtains the benefits of Section 8.6 as a result of holding Swap Liabilities or Cash Management Liabilities in accordance with the terms of this Agreement, any Guaranty or any Collateral by virtue of the provisions of this Agreement or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Liabilities or Cash Management Liabilities unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of the Lender, as the case may be.

ARTICLE IX.
THE ADMINISTRATIVE AGENT

Section 9.1Appointment; Lender Indemnification.

(a)Each Lender and L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as Administrative Agent under and for purposes of this Agreement and each other Loan Document.  Each Lender and L/C Issuer authorizes the Administrative Agent to act on behalf of such Lender and L/C Issuer under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  In performing its duties hereunder the Administrative Agent is acting solely on behalf of itself, the Lenders and the L/C Issuers, and shall not have any fiduciary, trust or similar relationship with any Loan Party.  Without limiting the foregoing, the parties agree that the duties of the Administrative Agent shall be mechanical and administrative in nature.  Other than with respect to the Borrower’s express rights set forth in Section 9.5, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)The Administrative Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Administrative Agent shall be or become, in the determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

Section 9.2Exculpation.

(a)Neither the Administrative Agent, nor any of its directors, officers, employees, agents or Related Parties thereof, shall be liable to any Lender or L/C Issuer for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except as determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from its or his own willful misconduct or gross negligence.  Under no circumstances shall the Administrative Agent or its Related Parties be responsible for, incur any liability with respect to, or have any duty to ascertain or inquire into:  (i) any representations or warranties or statements made by any Loan Party in connection with any Loan Document; (ii) the effectiveness, enforceability, validity or due execution of any Loan Document; (iii) the creation, perfection or priority of any Liens purported to be created by any of the Collateral Documents or any other Loan Document; (iv) the validity, genuineness, enforceability, existence, value or sufficiency of, or taking any action with respect to the care, protection or preservation of, any Collateral; (v) the performance or observance by any Loan Party of any covenants or agreements or other terms or conditions contained in the Loan Documents; (vi) the contents of any certificate, report or document delivered pursuant to or in connection with any Loan Document; (vii) the satisfaction of any conditions (including any conditions set forth in Article V) set forth in the Loan Documents; (viii) the existence of any Default or Event of Default; or (ix) the financial condition of any Loan Party.

(b)The Administrative Agent (i) is not required to make any inquiry respecting the performance by any Loan Party of its obligations hereunder or under any other Loan Document (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent), and any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action; (ii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates; (iii) shall not be deemed to have knowledge of the existence of any Default or Event of Default unless it has received written notice from an Authorized Officer or a Lender that specifically refers to and describes the same; (iv) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing; and (v) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not, in any event, be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(c)The Administrative Agent shall not in any event be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1).

Section 9.3Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.4Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise any and all of its rights under the Loan Documents by or through any of its directors, officers, employees, agents, sub-agents or Related Parties thereof, and the exculpatory provisions of this Article shall apply to each such Person or when acting on behalf of the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any Person appointed by it to act on its behalf, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of any such Person.

Section 9.5Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (b) the Required Lenders shall thereafter perform all the duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 and Section 10.4 shall continue in effect, for the benefit of such retiring Administrative Agent and its directors, officers, employees, agents and Related Parties thereof, in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time (i) any L/C Issuer assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to Section 10.10(b), such L/C Issuer may upon 30 days’ notice to the Borrower and the other Lenders, resign as an L/C Issuer; and/or (ii) any Swing Line Lender assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to Section 10.10(b), such Swing Line Lender may upon 30 days’ notice to the Borrower, resign as a Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the applicable L/C Issuer or Swing Line Lender, as the case may be.  Upon the resignation of the applicable L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all Letter of Credit Commitments with respect thereto (including the right to require the Lenders to make any required reimbursement payments to such L/C Issuer pursuant to Section 2.7.2(b)).  Upon the resignation of the applicable Swing Line Lender, it shall retain all rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation.  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be; and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.6Rights as a Lender.  Citibank shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender, and may exercise such rights and powers to the same extent as if it were not the Administrative Agent.  Citibank and each of its Affiliates may accept deposits from, lend money to, act as a financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Citibank shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiary or Affiliate of any

Loan Party to the extent such information was obtained or received in any capacity other than as Administrative Agent.

Section 9.7Non Reliance on Administrative Agent and Other Lenders.  Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on such Lender’s or L/C Issuer’s review of the financial information of the Loan Parties and each of their Subsidiaries and such other documents, information and investigations as such Lender and L/C Issuer has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, and to extend its Commitments and make its Credit Extensions.  Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on other documents, information and investigations as it from time to time shall deem appropriate, continue to make its own decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

Section 9.8Copies, etc.  The Administrative Agent shall give prompt notice to each Lender of each notice or request given to the Administrative Agent by the Parent or the Borrower and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Parent or the Borrower).  The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Parent or the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

Section 9.9Certain Collateral Matters.

(a)The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents or the other Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents and the other Loan Documents.

(b)Each Lender and L/C Issuer agrees that none of them shall have any right individually to seek to realize upon the Collateral, it being agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents and the other Loan Documents.

(c)Each Lender and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full in cash or cash collateralization of all Loans and all other Obligations (other than unasserted contingent indemnification Obligations) payable under this Agreement and the other Loan Documents; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Loan Parties or any of their Subsidiaries own no interest at the time the security interest is requested to be released; (iv) constituting property leased to the Loan Parties or any of their Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or

(vi) if approved by the Required Lenders or, if required by Section 10.1, each Lender and L/C Issuer, if applicable.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(d)Each Lender and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any security interest on property granted to or held by the Administrative Agent under any Loan Document to the holder of a security interest on such property that is permitted by clause (e) of Section 7.2.2.

(e)Each Lender and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any other Loan Party from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted by this Agreement.

(f)The Administrative Agent may from time to time make disbursements and advances that, in its sole discretion, it deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral, to enhance the likelihood or maximize the amount of the Obligations that are repaid by the Loan Parties or pay any other amount chargeable to the Loan Parties hereunder.  All such amounts disbursed or advanced by the Administrative Agent shall be Obligations that are secured by the Collateral and be repayable by the Borrower on demand.

Section 9.10Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable and irrespective of whether the Administrative Agent shall have made any demand on the Parent, the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole or any part of the amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Section 3.3, Section 10.3 and Section 10.4) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuers to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.3, Section 10.3 and Section 10.4.

Section 9.11Application to L/C Issuers.  Each Lender agrees that each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith.  Each L/C Issuer shall have all of the rights, benefits and immunities:

(a)provided to the Administrative Agent in this Article with respect to: (i) acting in its capacity as L/C Issuer; and (ii) any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article, included such L/C Issuer with respect to such acts or omissions.

(b)as additionally provided in this Agreement with respect to such L/C Issuer.

ARTICLE X.
MISCELLANEOUS PROVISIONS

Section 10.1Waivers, Amendments, etc.

(a)Except for actions expressly permitted to be taken by the Administrative Agent pursuant to the terms of the Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by the Parent, the Borrower, any other Loan Party or their respective Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Borrower, the other applicable Loan Parties and the Required Lenders.  Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of the Lenders shall only require the written consent of the Required Lenders. Any waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given and shall be in writing and signed by: (i) in the case of a vote of the Required Lenders, the Administrative Agent and the Required Lenders; or (ii) the Administrative Agent, if such right to waive or consent is expressly delegated to the Administrative Agent under the terms of this Agreement.

(b)Notwithstanding clause (a), no amendment, modification, termination or waiver of this Agreement or any other Loan Document shall, unless in writing and signed by the Administrative Agent, each affected L/C Issuer and each Lender directly affected thereby:  (i) increase the Commitment Amount or change the Percentage of any affected Lender; (ii) reduce the principal of, rate of interest on, or fees payable with respect to any Loan or Letter of Credit Outstandings of any affected Lender; (iii) extend the due date for, or reduce the amount of, any scheduled payment or prepayment under clause (a), (b) or (c) of Section 3.1.2 of principal on any Loan or Reimbursement Obligation of any affected Lender; (iv) extend the due date for, or reduce the amount of, any payment of interest (other than any waiver of any increase in the interest rate pursuant to Section 3.2.2) or fees as to any affected Lender; (v) release all or substantially all of the Collateral (which action shall be deemed to affect all the Lenders) other than in accordance with the terms of any Loan Document; (vi) release all or substantially all Loan Parties from their guarantee obligations under any Loan Document (which action shall be deemed to affect all the Lenders) other than in accordance with the terms of any Loan Document; (vii) alter in any manner the pro rata sharing of payments required hereunder (which action shall be deemed to affect all the Lenders) or the term “Pro Rata”; (viii) amend or waive this Section or the definition of the “Required Lenders”, or any other provision specifying the number or percentage of

Lenders required to take any action under any Loan Document (including amending this clause (b)) or amending the voting percentages of the Lenders (which action shall be deemed to affect all the Lenders); (ix) change Section 8.6) (which shall be deemed to affect all the Lenders); or (x) postpone the scheduled date of expiration of any Commitment of any affected Lender.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent, the Swing Line Lender or any L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent, the Swing Line Lender or such L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action.

(c)No failure or delay or course of dealing on the part of any Lender Party in exercising any power, right, or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right, or privilege.  No notice to or demand on the Parent, the Borrower or any other Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances.  The remedies provided in this Agreement are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy nor to be construed to be a waiver thereof, not shall it preclude the further exercise of any such right, power or remedy.

(d)In addition, notwithstanding anything to the contrary contained in this Section 10.1 or any other Loan Document, (a) if the Administrative Agent and any Loan Party have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Party shall be permitted to amend such provision; and (b) guarantees, Collateral Documents and related documents executed by any Loan Party or any Subsidiary in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel; (y) cure ambiguities, omissions, mistakes or defects; or (z) cause such guarantee, Collateral Document or other related documents to be consistent with this Agreement and the other Loan Documents.

Section 10.2Notices.

(a)Except in the case of notices and communications expressly permitted to be as provided in clause (b) all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and addressed to such party at its address or facsimile number set forth on the Guarantors Schedule hereto, in an Assignment and Assumption or at such other address or telecopy number as may be designated by such party in a notice to the other parties given in accordance with this Section.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (b), shall be effective as provided therein.

(b)Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Parent, the Borrower or any other Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor;

(c)The Parent, the Borrower and the other Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lender Parties by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(d)The Platform is provided “as is” and “as available.”  The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent and its Related Parties in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any other Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 10.3Payment of Costs and Expenses.

(a)The Parent and the Borrower agrees to pay all reasonable fees and out-of-pocket expenses of the Administrative Agent, its directors, officers, employees, agents and their Related Parties (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to the Administrative Agent and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent) that are incurred in connection with:

(i)the syndication of the credit facilities provided for herein;

(ii)the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Section 7.1.8, Section 7.1.9 and Section 9.9), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;

(iii)the filing, recording, refiling or rerecording of the Collateral Documents and any of the other Loan Documents executed in connection with the transactions contemplated hereby;

(iv)the preparation and review of the form of any document or instrument relevant to this Agreement, any Collateral Document or any other Loan Document;

(v)sums paid or incurred to pay any amount or take any action required by the Parent, the Borrower or any other Loan Party under the Loan Documents that the Parent, the Borrower or any such Loan Party fails to pay or take; and

(vi)costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers (subject to the limitations otherwise set forth herein).

(b)The Borrower further agrees to reimburse each Lender Party upon demand for all expenses (including, without limitation, the fees and out of pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party) incurred by each Lender Party in connection with (i) the consideration of their rights and remedies hereunder; (ii) the negotiation of any restructuring or “work out”, whether or not consummated, of any Obligations; (iii) the enforcement or protection of its rights in connection with this Agreement, any Collateral Document or any other Loan Document; and (iv) any litigation, dispute, suit or proceeding relating to this Agreement, any Collateral Document or any Loan Document.

(c)To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent or any L/C Issuer (or any director, officer, employee, agent or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent or such L/C Issuer (or any such director, officer, employee, agent or Related Party thereof), such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount.  The obligations of the Lenders under this clause are several and not joint.

(d)All amounts due under this Section shall be payable promptly and, in any event, not later than three Business Days after demand therefor.

Section 10.4Indemnification by the Borrower.

(a)The Borrower agrees to indemnify, exonerate and hold each Lender Party and each of their respective directors, officers, employees, agents and Related Parties (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, claims, damages and expenses (in each case whether asserted by any third party or any Loan Party or any of their Affiliates and irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including, without limitation, the fees and out-of-pocket expenses of the Indemnified Parties (including the fees and out-of-pocket expenses of legal counsel and consultants to the Indemnified Parties who may be retained by the Indemnified Parties) (collectively, the “Indemnified Liabilities”), that arise out of or relate to:

(i)the negotiation, preparation, execution, delivery or performance of the terms of, or consummation of the transactions contemplated by, this Agreement, any other Loan Document or any other agreement or instrument contemplated thereby (including any action brought by or on behalf of the Parent, the Borrower or any other Loan Party as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);

(ii)any Credit Extension or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit);

(iii)any acquisition or proposed acquisition by the Parent, the Borrower or any other Loan Party of all or any portion of the Equity Interests or assets of any Person, whether or not the Administrative Agent or any Lender is party thereto;

(iv)Environmental Laws relating to the Parent, the Borrower, any other Loan Party or any their Subsidiaries, including the assertion of any Lien thereunder;

(v)the presence on or under, or the discharge, emission, spill or disposal from, any Real Property Assets or into or upon any land or the atmosphere, of any Hazardous Material where a source of the Hazardous Material is such Real Property Assets (including, without limitation, (1) the costs of defending and or counterclaiming or claiming over against third parties in respect of any related action or matter; and (2) any cost, liability or damage arising out of a settlement of any such action entered into by any Lender);

(vi)complying with or otherwise in connection with any order, consent, decree, settlement, judgment or verdict arising from the deposit, storage, disposal, burial, dumping, injection, spilling, leaking, or other placement or release in, on or from any property owned or leased by the Parent, the Borrower, any other Loan Party or any of their Subsidiaries of any Hazardous Material (including, without limitation, any order under the Environmental Laws to clean up or decommission), whether or not such deposit, storage, disposal, burial, dumping, injecting, spillage, leaking or other placement or release in, on or from any such property of any Hazardous Material (1) results by, through or under any Real Property Assets of the Parent, the Borrower, any other Loan Party or any of their Subsidiaries, (2) occurred with the Parent’s, the Borrower’s or any other Loan Party’s knowledge and consent, or (3) occurred before or after the Effective Date, whether with or without the Parent’s, the Borrower’s or any other Loan Party’s knowledge or;

(vii)any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory;

except in each case for any such Indemnified Liabilities arising solely from the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  This clause shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Parent, the Borrower and the other Loan Parties agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law.  Such indemnification shall be available regardless whether the relevant Indemnified Party is found to have acted with comparative, contributory or sole negligence.  Under no circumstances shall any Indemnified Party be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b)To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent or any L/C Issuer (or any director, officer, employee, agent or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent or such L/C Issuer (or any director, officer, employee, agent or Related Party thereof), such Lender’s Percentage (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount.  The obligations of the Lenders under this clause are several and not joint and shall survive the termination of this Agreement.

(c)All amounts due under this Section shall be payable promptly and, in any event, not later than three (3) Business Days after demand therefor.

(d)The Borrower and the Parent each agrees that, without the prior consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

Section 10.5Survival.  The obligations of the Parent and the Borrower under Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 10.3, and Section 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments.  All covenants, agreements, representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Credit Extension, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.  The terms of this Agreement and the other Loan Documents supersede all prior agreements, written or oral, with respect to the matters covered thereby, provided that the Fee Letter shall continue to control the matters covered thereby.

Section 10.6Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.7Headings.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

Section 10.8Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.9Governing Law; Entire Agreement.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL EACH BE GOVERNED BY, AND EACH BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

Section 10.10Assignments and Participations.

(a)Successors and Assigns Generally.  The provisions of this Agreement and each other Loan Document shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section; (ii) by way of participation in accordance with the provisions of clause (d) of this Section; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B)In any case not described in (b)(i)(A) of this Section the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent of the Borrower not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(C)the consent of each L/C Issuer and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Loan Commitments.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (1) the Parent or any of the Parent’s Affiliates or Subsidiaries; or (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon); and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Revolving Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 10.3 and Section 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at an office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  (i) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Lenders and each other Lender Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.4 with respect to any payments made by such Lender to its Participants.

(ii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of all the Lenders or any affected Lender (if it is the same Lender selling the participation to the Participant) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3, Section 4.4 and Section 4.6 (subject to the requirements and limitations therein, including the requirements under Section 4.6, it being understood that the documentation required under Section 4.6 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 and Section 4.13 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 4.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.13 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.8 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 10.11Press Releases and Related Matters.  The Parent and the Borrower agree that neither it nor any other Loan Party will issue any press release or other public disclosure using the name of the Administrative Agent, any Lender or its Affiliates (other than the filing of the Loan Documents and related required filings with the SEC) without the prior consent of the Administrative Agent and each such Lender (such consent not to be unreasonably withheld or delayed).  The Parent and the Borrower consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  The Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrower for review and reasonable comment prior to the publication thereof.  In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.

Section 10.12Forum Selection and Consent to Jurisdiction.  THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.12.  THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.  TO THE EXTENT THAT THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  THE PARENT, THE BORROWER AND EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2 AT THE NEW YORK ADDRESS FOR SUCH PARTIES SET FORTH ON SCHEDULE IV HERETO.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVICE PROCESS IN ANY OTHER MATTER PERMITTED BY LAW.

Section 10.13Waiver of Jury Trial, etc.  EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES, THE PARENT OR THE BORROWER.  THE PARENT AND THE BORROWER EACH ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES ENTERING INTO THIS AGREEMENT.

Section 10.14Waiver of Consequential Damages, etc.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY, ON THE ONE HAND, AND EACH LENDER PARTY ON THE OTHER HAND, SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, ANY CREDIT EXTENSION OR THE USE OR INTENDED USE OF THE PROCEEDS THEREOF.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.15No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.16Confidentiality.  Each Lender Party agrees to keep confidential the Information (as defined below), except that each Lender Party shall be permitted to disclose Information (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with any pledge or assignment permitted by clause (e) of Section 10.10; (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights thereunder; (e) to any other party hereto; (f) subject to any agreement containing provisions substantially the same as set forth in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any of its Subsidiaries or any of their obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower or the Parent; (h) on a confidential basis to (i) any rating agency in connection with rating the Parent, the Borrower or their Subsidiaries or the Loans; or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section; or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Parent or the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information that is received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to its disclosure by a Loan Party or any of its Subsidiaries, provided, that in the case of information received from any Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 10.17Patriot Act Information.  Each Lender that is subject to the Patriot Act, and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) may also, pursuant to the applicable AML Legislation, be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders and the transactions contemplated by this Agreement or the other Loan Documents.  Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable AML Legislation, including the Patriot Act.

Section 10.18Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the applicable Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability, into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.19No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Parent acknowledge and agree, and acknowledge their Affiliates and Subsidiaries understanding, that: (i) (1) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co-Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Co-Lead Arrangers, and the Lenders, on the other hand; (2) each of the Borrower and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (3) each of the Borrower and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transaction contemplated hereby and by the other Loan Documents; (ii) (1) the Administrative Agent, the Co-Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Subsidiaries and Affiliates, or any other Person; and (2) neither the Administrative Agent, the Co-Lead Arrangers nor any Lender has any obligation to the Loan Parties or any of their respective Subsidiaries and Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Lead Arrangers, the Lenders, and their respective Subsidiaries and Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, their respective Subsidiaries and Affiliates, and neither the Administrative Agent, the Co-Lead Arrangers nor any Lender has any obligation to disclose any of such interests to any of the Loan Parties or any of their respective

Subsidiaries or Affiliates.  To the fullest extent permitted by law, each of the Borrower and the Parent hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20Other Agents.  Each of Citibank, N.A. and BMO Capital Markets Corp. is designated as a Co-Lead Arranger in connection with the syndication of the Revolving Loan Commitments under this Agreement.  None of such Persons shall have any additional rights or obligations or any liabilities under this Agreement or any other Loan Document as a result of such designation.

ARTICLE XI.
GUARANTY

Section 11.1Guaranty.  For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Administrative Agent and the Lenders to make extensions of credit to the Borrower hereunder, the Parent hereby absolutely and unconditionally guarantees the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations.  Any term or provision of this Article XI to the contrary notwithstanding, (i) the aggregate maximum amount of the Obligations for which the Parent shall be liable under this Article XI shall not exceed the maximum amount for which the Parent can be liable without rendering this Agreement or any other Loan Document, as it relates to the Parent, void or voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer and (ii) the Obligations, as to the Parent, shall not include any obligations under any Lender Provided Swap Agreement to the extent and for any period that the Parent’s guarantee of such obligations would violate or be void or voidable under the Commodity Exchange Act.

Section 11.2Waivers.  The Parent hereby waives notice of the acceptance of this Guaranty and of the extension or continuation of the Obligations or any part thereof.  The Parent further waives diligence, presentment, protest, notice or demand or action or delinquency in respect of the Obligations or any part thereof, including any right to require the Administrative Agent or any Lender to sue the Borrower, any other guarantor or any other Person obligated with respect to the Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Obligations or any part thereof, provided that if at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Parent’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.  The Administrative Agent and the holders of the Obligations shall have no obligation to disclose or discuss with the Parent their assessments of the financial condition of the Borrower.

Section 11.3Guarantee Absolute.  This Guarantee is a guarantee of payment and not of collection, is a primary obligation of the Parent and not merely one of surety, and the validity and enforceability of this Guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other Guaranty with respect to the Obligations or any part thereof, or any other obligation of any Person with respect to the Obligations or any part thereof; (e) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Obligations, any part thereof or amounts which are not covered by this Article XI even though the Administrative Agent or any other holder of an Obligation might lawfully have elected to apply such payments to any part or all of the Obligations or to amounts which are not covered by this Article XI; (g) any change in the ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (h) change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations; (i) the failure of the Borrower or any other Loan Party to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Obligations or this Article XI, or to take any other action required in connection with the performance of all obligations pursuant to the Obligations or this Article XI; (j) the existence of any claim, defense, deduction, recoupment, setoff or other rights which the Parent may have at any time against the Borrower, any or Loan Party or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor (including all defenses based on suretyship or impairment of collateral); all whether or not the Parent shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section.  It is agreed that the Parent’s liability hereunder is several and independent of any other Guaranty or other obligations not arising under this Article XI at any time in effect with respect to the Obligations or any part thereof and that the Parent’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other Guaranty or other obligations not arising under this Article XI or any provision of any applicable Law purporting to prohibit payment by the Borrower or any other Loan Party of the Obligations in the manner agreed upon by the Borrower and the Administrative Agent or any other holder of Obligations.  This Guaranty is continuing, and shall remain in effect until all Obligations have been paid in full.  The Parent hereby waives any right to revoke this Guaranty as to any future transaction giving rise to any Obligation.

Section 11.4Acceleration.  The Parent agrees that, as between the Parent on the one hand, and the Administrative Agent and the other holders of Obligations, on the other hand, the obligations of the Borrower guaranteed under this Article XI may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VII, for purposes of this Article XI, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower or otherwise) preventing such declaration as against the Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Parent for purposes of this Article XI.

Section 11.5Delay of Subrogation, etc.  Notwithstanding any payment made by or for the account of the Guarantor pursuant to this Article XI, the Parent shall not be subrogated to any right of the Administrative Agent, any Lender or any other holder of Obligations, or have any right to obtain reimbursement or indemnification from the Borrower, until such time as the Administrative Agent, the

Lenders and the other holders of Obligations shall have received final payment in cash of the full amount of the Obligations.

Section 11.6Subordination of Indebtedness.  Any Indebtedness of the Borrower now or hereafter owed to the Parent is hereby subordinated in right of payment to the payment of the Obligations, and if a default in the payment of any Obligations shall have occurred and be continuing, any such Indebtedness of the Borrower owed to the Parent, if collected or received by the Parent, shall be held in trust by the Parent for the holders of the Obligations and be paid over to the Administrative Agent for application in accordance with this Agreement.

Section 11.7Keepwell.  Each Loan Party that is an ECP Guarantor at the time any Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such ECP Guarantor’s obligations and undertakings under this Article XI voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 11.8Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Revolving Loan Commitments and this Agreement with respect to the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Parent is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Parent under this Section 11.8 shall survive termination in this Guaranty.

Section 11.9Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Parent or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Parent immediately upon demand by the Secured Parties.

Section 11.10Condition of Borrower.  The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Parent requires, and that none of the Secured Parties has any duty, and the Parent is not relying on the Secured Parties at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Parent waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GRUBHUB HOLDINGS INC., as Borrower
By:	/s/ Matthew Maloney
Name: Matthew Maloney
Title: Chief Executive Officer and President

GRUBHUB INC., as Guarantor
By:	/s/ Matthew Maloney
Name: Matthew Maloney
Title: Chief Executive Officer and President

CITIBANK, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer
By:	/s/ Bill Allen
Name: Bill Allen
Title: Senior Vice President

LENDERS:

CITIBANK, N.A.
By:	/s/ Bill Allen

Name: Bill Allen
Title: Senior Vice President

BMO HARRIS BANK, N.A.
By:	/s/ Sean Lightner

Name: Sean Lightner
Title: Vice President

BANK OF AMERICA, N.A.
By:	/s/ Casey Klepsch

Name: Casey Klepsch
Title: Assistant Vice President

BANK OF THE WEST
By:	/s/ David Wang

Name: David Wang
Title: Director

THE PRIVATEBANK AND TRUST COMPANY
By:	/s/ Kurt Nichols

Name: Kurt Nichols
Title: Managing Director

SCHAUMBURG BANK & TRUST CO., N.A.
By:	/s/ Jon Swanson

Name: Jon Swanson
Title: VP